Filed Pursuant to Rule 424(b)(3)
Registration No. 333-130945

NNN APARTMENT REIT, INC.

SUPPLEMENT NO. 13 DATED AUGUST 15, 2007
TO THE PROSPECTUS DATED JANUARY 31, 2007

This document supplements, and should be read in conjunction with, our prospectus dated January 31, 2007, as supplemented by Supplement No. 6 dated April 30, 2007, Supplement No. 7 dated May 4, 2007, Supplement No. 8 dated May 24, 2007, Supplement No. 9 dated June 21, 2007, Supplement No. 10 dated July 6, 2007, Supplement No. 11 dated July 16, 2007 and Supplement No. 12 dated July 27, 2007, relating to our offering of 105,000,000 shares of common stock. The purpose of this Supplement No. 13 is to disclose:

•	the status of our initial public offering;

•	new permanent financing for Park at Northgate in Spring, Texas;

•	our recent acquisition of Baypoint Resort in Corpus Christi, Texas;

•	changes to our conflicts of interest disclosure and organizational structure;

•	an update to our “Risk Factors” disclosure;

•	an amended subscription agreement;

•	“Management’s Discussion and Analysis of Financial Condition and Results of Operations” as of June 30, 2007 and for the three months ended June 30, 2007 and 2006, for the six months ended June 30, 2007 and for the period from January 10, 2006 (Date of Inception) through June 30, 2006; and

•	our unaudited financial statements as of June 30, 2007 and for the three months ended June 30, 2007 and 2006, for the six months ended June 30, 2007 and for the period from January 10, 2006 (Date of Inception) through June 30, 2006.

Status of Our Initial Public Offering

As of August 10, 2007, we had received and accepted subscriptions in our Offering for 5,819,742 shares of our common stock, or $58,146,000, excluding shares issued under our distribution reinvestment plan.

Park at Northgate Permanent Financing

On August 1, 2007, we, through Apartment REIT Park at North Gate, L.P., entered into a secured loan with PNC ARCS, LLC, or PNC, as evidenced by a Fixed+1 Multifamily Note, or the Northgate promissory note, in the principal amount of $10,295,000. The Northgate promissory note is secured by the Park at Northgate property located in Spring, Texas, or the Northgate property, as evidenced by a Multifamily Deed of Trust, Assignment of Rents and Security Agreement and Fixture Filing. The loan matures on August 1, 2017 and bears interest at a rate of 5.935% per annum. The loan provides for interest-only payments commencing September 1, 2007 through August 1, 2016; and interest-only payments equal to the 30-day LIBOR plus 2.40% commencing September 1, 2016 through and including August 1, 2017. If any monthly installment that is due is not received by the lender on or before the 10th day of each month, the loan provides for a late charge equal to five percent of such monthly installment. In the event of default, the loan also provides for a default interest rate of 9.935% per annum, or the maximum amount permitted by applicable law. The loan is subject to a prepayment premium in the event any prepayment is made before August 1, 2016. The loan documents contain customary representations, warranties, covenants and indemnities, as well as provisions for reserves and impounds. The net cash proceeds from the loan (net of closing costs and $533,000 of lender required reserves) of approximately $9,831,000 were used toward the repayment of our $13,200,000 unsecured promissory note to our sponsor, as described below.

Acquisition of Baypoint Resort

On August 2, 2007, we purchased Baypoint Resort for a purchase price of $33,250,000 from an unaffiliated third party. Baypoint Resort is a 350-unit class A, garden style, bay front apartment property located in Corpus Christi, Texas. We purchased the fee interest in the property through our wholly-owned subsidiary, NNN Apartment REIT Bay Point Resort, LLC.

Financing and Fees

We financed the purchase price of Baypoint Resort through a $21,612,000 loan from PNC secured by the Baypoint Resort property and an unsecured loan of $13,200,000 from NNN Realty Advisors, Inc., or NNN Realty Advisors, our sponsor (described below). An acquisition fee of $998,000, or 3.0% of the aggregate purchase price, was paid to our advisor and its affiliate.

On August 1, 2007, we, through Apartment REIT Bay Point Resort, LLC, entered into a secured loan with PNC. The secured loan is evidenced by a Fixed+1 Multifamily Note, or the Baypoint promissory note, in the principal amount of $21,612,000. The Baypoint promissory note is secured by the Baypoint Resort property, as evidenced by a Multifamily Deed of Trust, Assignment of Rents and Security Agreement and Fixture Filing. The loan matures on August 1, 2017 and bears interest at a rate of 5.935% per annum. The loan provides for interest-only payments commencing September 1, 2007 through August 1, 2016; and interest-only payments equal to the 30-day LIBOR plus 2.40% commencing August 1, 2016 through and including August 1, 2017. If any monthly installment that is due is not received by the lender on or before the 10th day of each month, the loan provides for a late charge equal to five percent of such monthly installment. In the event of default, the loan also provides for a default interest rate of 9.935% per annum, or the maximum interest rate permitted by applicable law. The loan is subject to a prepayment premium in the event any prepayment is made before August 1, 2016. The loan documents contain customary representations, warranties, covenants and indemnities, as well as provisions for reserves and impounds. The net cash proceeds from the loan (net of closing costs and $668,000 of lender required reserves) of approximately $20,798,000 were used to fund the acquisition of Baypoint Resort.

On August 1, 2007, in connection with our acquisition of Baypoint Resort, we, through NNN Apartment REIT Holdings, L.P., entered into an unsecured loan with NNN Realty Advisors as evidenced by a promissory note in the principal amount of $13,200,000. The unsecured note matures on February 1, 2008 and bears interest at a fixed rate of 6.86% per annum. The unsecured note requires monthly interest-only payments beginning on September 1, 2007 for the term of the note. The unsecured note also provides for a default interest rate of 8.86% per annum. Since NNN Realty Advisors is our sponsor, this loan is deemed a related party loan. Therefore, the terms of the unsecured loan and the unsecured note were approved by a majority of our directors, including a majority of our independent directors, and deemed fair, competitive and commercially reasonable by our directors.

Description of the Property

Baypoint Resort is an apartment community consisting of 12 three-story residential buildings on approximately 29 acres at 1802 Ennis Joslin Road in Corpus Christi, Texas. Construction of the property was completed in 1998. The property contains a net total of 338,350 rentable square feet and the average unit size is 937 square feet. The property contains 114 1-bedroom units, 212 2-bedroom units and 24 3-bedroom units. As of March 2007, the property had an average rent of $932 per unit. The leased space is residential with leases generally ranging from an initial term of 6 to 12 months. Currently, Baypoint Resort is approximately 97% leased. Although there are no immediate plans to increase rents at the property, we will opportunistically increase rents in the future.

The buildings are insulated wood frame with hardy-board and stucco exteriors and fully-pitched, composition shingle roofs. The property contains 62 garages and 99 carports which rent for $90 and $35 per month, respectively, 19 handicap spaces and 475 open parking spaces. The parking ratio is approximately 1.87 spaces per unit. The property contains a clubhouse with a full-service kitchen, media center and fireplace, controlled access entry and exit gates, fitness center, two resort-style swimming pool, heated spa, outdoor entertainment pavilion with wet bar, business and conference center, sand and volleyball courts and climate-controlled mini storage units. Each unit has nine foot ceilings, crown molding, private balconies with storage, ceiling fans, full size washer and dryer connections, dual-pane windows and walk-in-closets. Some units have garden-style tubs, built-in bookshelves, formal dining areas and walk-through kitchens with pantries.

Electricity, cable and Internet are all paid by residents, while the property bills its water/sewer expense back to residents.

Corpus Christi, Texas has a population of approximately 280,000. According to the Bureau of Labor Statistics, unemployment in Corpus Christi decreased from 5.5% in July 2006 to 4.5% in December 2006 as the labor force grew from 189,300 to 193,700. Due to its coast location and warm weather, Corpus Christi has attracted many second home buyers, retirees and tourists. In addition, the city is home to a branch of Texas A&M University, a 4-year and graduate university and Del Mar College, a two-year community college.

Corpus Christi had a relatively low residential vacancy rate of 4.6% in the second quarter of 2006 versus 4.8% one year prior. As of June 2006, the overall average rent was $597, reflecting a 2.2% increase over the year-ago rent of $584; since the second quarter of 2000, the average rent has increased 12.4%.

Baypoint Resort generally competes with five residential properties: Alta Bayside, Compass Bay, Stoneleigh, Reserve at Saratoga and The Breakers. All of these properties have similar amenities to those found at Baypoint Resort. In order to compete well with these properties, management will continue to maintain Baypoint Resort to the highest physical standards, actively market the property and focus on maintaining high levels of customer service. We anticipate that this strategy, along with the strong demand for housing, should keep Baypoint Resort competitive in the market.

Triple Net Properties Realty, Inc., or Realty, manages the property. We will pay Realty up to 4.0% of the monthly gross cash receipts generated by Baypoint Resort.

We currently have no plans for renovating, developing or expanding Baypoint Resort. In the opinion of management, the property is adequately covered by insurance. We obtained a Phase I environmental survey and are generally satisfied with the environmental status of the property. We also obtained a Property Condition Report and are generally satisfied with its conclusions.

For federal income tax purposes, the depreciable basis in Baypoint Resort will be approximately $31.0 million. We calculate depreciation for income tax purposes using the straight line method. We depreciate buildings and land improvements based upon estimated useful lives of 27.5 and 15 years respectively. Real estate taxes on the property for 2006 were $556,000, at a rate of 2.8%.

Changes to Our Conflicts of Interest Disclosure and Organizational Structure

We previously disclosed that Stanley J. Olander, Jr., our Chairman, Chief Executive Officer and President, David L. Carneal, our Executive Vice President and Chief Operating Officer, and Gus G. Remppies, our Executive Vice President and Chief Investment Officer, held direct pecuniary interests in ROC Realty Advisors, LLC, or ROC Realty. ROC Realty and Triple Net Properties, LLC, or Triple Net Properties, each owned a 50% interest in NNN/ROC Apartment Holdings, LLC, which identifies apartment properties for acquisition by TIC syndication programs sponsored by Triple Net Properties. Under the terms of the NNN/ROC Apartment Holdings, LLC joint venture, ROC Realty was entitled to share in the acquisition, disposition, management and other fees for such TIC programs. On July 20, 2007, ROC Realty sold its 50% interest in NNN/ROC Apartment Holdings, LLC to NNN Realty Advisors. As a result, NNN Realty Advisors currently owns 100% of NNN/ROC Apartment Holdings, LLC, with 50% of its interest held indirectly through Triple Net Properties. In connection with the sale of ROC Realty’s 50% interest in NNN/ROC Apartment REIT Holdings, LLC, Mr. Olander became an employee of NNN Realty Advisors; Messrs. Carneal and Remppies are employees of Triple Net Properties. As employees of NNN Realty Advisors and Triple Net Properties, they will face conflicts of interest that could limit the time and services that they devote to our company, because of the similar services they will be providing to other real estate entities.

Organizational Chart for Our Advisor’s Affiliates

Our organizational chart for our advisor’s affiliates on page 15 of our prospectus dated January 31, 2007 is hereby amended as follows:

Update to Risk Factors

The “Risk Factors” section of the prospectus is hereby supplemented by the following additional section and risk factor:

Distributions May be Paid with Offering Proceeds or Borrowed Funds

We may not have sufficient cash available from operations to pay distributions, and, therefore, distributions may be paid with offering proceeds or borrowed funds.

The amount of the distributions to our stockholders will be determined by our board of directors and are dependent on a number of factors, including funds available for payment of distributions, our financial condition, capital expenditure requirements and annual distribution requirements needed to maintain our status as a REIT. On February 22, 2007, our board of directors approved a 7.0% per annum distribution to be paid to stockholders beginning with the March 2007 monthly distribution, which was paid on April 15, 2007. For the six months ended June 30, 2007, we paid distributions of $581,000. However, as cash flows from operations were negative for the six months ended June 30, 2007, such distributions were paid using proceeds from this offering. In the future, if our advisor or its affiliates do not defer or forgive amounts due to them and if such amounts exceed our cash flow from operations plus the distributions to be paid, we would be required to pay our distributions, or a portion thereof, with offering proceeds or borrowed funds. As a result, the amount of proceeds available for investment and operations would be reduced, or we may incur additional interest expense as a result of borrowed funds. In addition, we have not paid distributions with funds from operations, or FFO, and for the six months ended June 30, 2007, our FFO was $(270,000).

Subscription Agreement

A revised form of subscription agreement is attached to this supplement. The revised form supersedes and replaces the form included in the prospectus as Exhibit B.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The use of the words “we,” “us” or “our” refers to NNN Apartment REIT, Inc. and our subsidiaries including, NNN Apartment REIT Holdings, L.P., except where the context otherwise requires.

The following discussion should be read in conjunction with our interim unaudited condensed consolidated financial statements and notes appearing elsewhere in this supplement. Such consolidated financial statements and information have been prepared to reflect our financial position as of June 30, 2007 and December 31, 2006, together with our results of operations for the three months ended June 30, 2007 and 2006, for the six months ended June 30, 2007 and for the period from January 10, 2006 (Date of Inception) through June 30, 2006 and our cash flows for the six months ended June 30, 2007 and for the period from January 10, 2006 (Date of Inception) through June 30, 2006.

Forward-Looking Statements

Historical results and trends should not be taken as indicative of future operations. Our statements contained in this supplement that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Actual results may differ materially from those included in the forward-looking statements. We intend those forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of complying with those safe-harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of us, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “prospects,” or similar expressions. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations and future prospects on a consolidated basis include, but are not limited to: changes in economic conditions generally and the real estate market specifically; legislative/regulatory changes, including changes to laws governing the taxation of real estate investment trusts, or REITs; the availability of capital; changes in interest rates; competition in the real estate industry; the supply and demand for operating properties in our proposed market areas; changes in accounting principles generally accepted in the United States of America, or GAAP, policies and guidelines applicable to REITs; the availability of properties to acquire; the availability of financing; our ongoing relationship with NNN Realty Advisors, Inc., or NNN Realty Advisors, or our Sponsor; and litigation, including without limitation, the investigation of Triple Net Properties, LLC, or Triple Net Properties, by the Securities and Exchange Commission, or the SEC. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning us and our business, including additional factors that could materially affect our financial results, is included herein and in our other filings with the SEC.

Overview and Background

NNN Apartment REIT, Inc., a Maryland corporation, was incorporated on December 21, 2005. We were initially capitalized on January 10, 2006, and therefore we consider that our date of inception. We intend to purchase and hold a diverse portfolio of apartment communities with strong, stable cash flows and growth potential in select U.S. metropolitan areas. We may also invest in real estate related securities. We intend to elect, when we file our 2006 tax return, to be treated as a real estate investment trust, or REIT, for federal income tax purposes for our taxable year ended December 31, 2006.

We are conducting a best efforts initial public offering, or our Offering, in which we are offering a minimum of 200,000 shares of our common stock aggregating at least $2,000,000, or the minimum offering, and a maximum of 100,000,000 shares of our common stock for $10.00 per share and 5,000,000 shares of our common stock pursuant to our distribution reinvestment plan, or the DRIP, at $9.50 per share, aggregating up to $1,047,500,000, or the maximum offering. Shares purchased by our executive officers and directors, by NNN Capital Corp., or our Dealer Manager, by NNN Apartment REIT Advisor, LLC, or our Advisor, or by its affiliates did not count towards the minimum offering. As of July 31, 2007, we had received and accepted subscriptions in our Offering for 5,660,207 shares of our common stock, or $56,551,000, excluding shares issued under the DRIP.

We conduct substantially all of our operations through NNN Apartment REIT Holdings, L.P., or our Operating Partnership. We are externally advised by our Advisor, pursuant to an advisory agreement, or the Advisory Agreement, between us and our Advisor. Triple Net Properties, LLC, or Triple Net Properties, is the managing member of our Advisor. The Advisory Agreement had an initial one-year term that expired on July 18, 2007 and is subject to successive one-year renewals upon the mutual consent of the parties. On June 12, 2007, our board of directors and our Advisor approved the renewal of the Advisory Agreement for an additional one-year term, which expires on July 18, 2008. Our Advisor supervises and manages our day-to-day operations and will select the properties and securities we acquire, subject to oversight and approval by our board of directors. Our Advisor will also provide marketing, sales and client services on our behalf. Our Advisor is affiliated with us in that we and our Advisor have common officers, some of whom also own an indirect equity interest in our Advisor. Our Advisor engages affiliated entities, including Triple Net Properties Realty, Inc., or Realty, to provide various services to us.

In the fourth quarter of 2006, NNN Realty Advisors acquired all of the outstanding ownership interests of Triple Net Properties, NNN Capital Corp. and Realty. As a result, we consider NNN Realty Advisors to be our Sponsor. On May 22, 2007, NNN Realty Advisors entered into a definitive merger agreement with Grubb & Ellis Company, or Grubb & Ellis. The merger has been approved by the Boards of Directors of both NNN Realty Advisors and Grubb & Ellis. The combined company will retain the Grubb & Ellis name and will continue to be listed on the New York Stock Exchange under the ticker symbol “GBE.” The transaction is expected to close in the third or fourth quarter of 2007, subject to approval by stockholders of both companies and other customary closing conditions of transactions of this type.

As of June 30, 2007, we had purchased three properties in Texas consisting of a total of 953 apartment units and one property in North Carolina consisting of 160 units.

Critical Accounting Policies

The complete listing of our Critical Accounting Policies was previously disclosed in Supplement No. 6 dated April 30, 2007.

Interim Financial Data

Our accompanying interim unaudited condensed consolidated financial statements have been prepared by us in accordance with GAAP in conjunction with the rules and regulations of the SEC. Certain information and footnote disclosures required for annual financial statements have been condensed or excluded pursuant to SEC rules and regulations. Accordingly, our accompanying interim unaudited condensed consolidated financial statements do not include all of the information and footnotes required by GAAP for complete financial statements. Our accompanying interim unaudited condensed consolidated financial statements reflect all adjustments, which are, in our opinion, of a normal recurring nature and necessary for a fair presentation of our financial position, results of operations and cash flows for the interim period. Interim results of operations are not necessarily indicative of the results to be expected for the full year; such results may be less favorable. Our accompanying interim unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the notes thereto included in Supplement No. 6 dated April 30, 2007.

Recently Issued Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board, or the FASB, issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, or FIN No. 48. This interpretation, among other things, creates a two step approach for evaluating uncertain tax positions. Recognition (step one) occurs when an enterprise concludes that a tax position, based solely on its technical merits, is more-likely-than-not to be sustained upon examination. Measurement (step two) determines the amount of benefit that more-likely-than-not will be realized upon settlement. Derecognition of a tax position that was previously recognized would occur when a company subsequently determines that a tax position no longer meets the more-likely-than-not threshold of being sustained. FIN No. 48 specifically prohibits the use of a valuation allowance as a substitute for derecognition of tax positions, and it has expanded disclosure requirements. FIN No. 48 was effective for fiscal years beginning after December 15, 2006, in which the impact of adoption should be accounted for as a cumulative-effect adjustment to the beginning balance of retained earnings in the year of adoption. Our adoption of FIN No. 48 as of the beginning of the first quarter of 2007 did not have any impact on our consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurement, or SFAS No. 157. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with GAAP, and expands disclosures about fair value measurements. The provisions of SFAS No. 157 are effective for fiscal years beginning after November 15, 2007. We will adopt SFAS No. 157 on January 1, 2008. We are evaluating SFAS No. 157 and have not yet determined the impact the adoption, if any, will have on our consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, or SFAS No. 159. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective of the guidance is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of the fiscal year beginning on or before November 15, 2007, provided the provisions of SFAS No. 157 are applied. We will adopt SFAS No. 159 on January 1, 2008. We are evaluating SFAS No. 159 and have not yet determined the impact the adoption, if any, will have on our consolidated financial statements.

In June 2007, the American Institute of Certified Public Accountants, or the AICPA, issued Statement of Position, or SOP, 07-01, Clarification of the Scope of the Audit and Accounting Guide Investment Companies and Accounting for Parent Companies and Equity Method Investors for Investments in Investment Companies, or SOP 07-01. SOP 07-01 provides guidance for determining whether an entity is within the scope of the AICPA Audit and Accounting Guide Investment Companies, or the Guide. Entities that are within the scope of the Guide are required, among other things, to carry their investments at fair value, with changes in fair value included in earnings. The provisions of SOP 07-01 are effective for the first fiscal year beginning on January 1, 2008. We are currently evaluating SOP 07-01 and have not determined whether we will be required to apply the provisions of the Guide in presenting our consolidated financial statements.

Acquisitions in 2007

Park at Northgate — Spring, Texas

On June 12, 2007, we purchased Park at Northgate, or the Northgate property, located in Spring, Texas, for a purchase price of $16,600,000, plus closing costs, from an unaffiliated third party. We financed the purchase price of the property from funds raised through our Offering. We paid an acquisition fee of $498,000, or 3.0% of the purchase price, to our Advisor and its affiliate.

Residences at Braemar — Charlotte, North Carolina

On June 29, 2007, we purchased Residences at Braemar, or the Braemar property, located in Charlotte, North Carolina, for a purchase price of $15,000,000, plus closing costs, from an unaffiliated third party. We financed the purchase price of the property through the assumption of an existing $10,000,000 loan, with an unpaid principal balance of $9,722,000 and a $3,300,000 unsecured loan from NNN Realty Advisors, with the balance of the purchase price provided by funds raised through our Offering. We paid an acquisition fee of $450,000, or 3.0% of the purchase price, to our Advisor and its affiliate.

Proposed Acquisitions

El Dorado — McKinney, Texas

On April 25, 2007, our executive committee approved the acquisition of Villas of El Dorado, or El Dorado, located in McKinney, Texas in the Dallas-Fort Worth metropolitan area. We anticipate purchasing El Dorado for a purchase price of $18,000,000, plus closing costs, from an unaffiliated third party. We intend to finance the purchase price of the property through a combination of debt financing and funds raised through our Offering. We expect to pay our Advisor and its affiliate an acquisition fee of $540,000, or 3.0% of the purchase price, in connection with the acquisition. We anticipate that the closing will occur by the end of the third quarter of 2007.

Towne Crossing — Mansfield, Texas

On April 25, 2007, our executive committee approved the acquisition of Towne Crossing located in Mansfield, Texas, in the Dallas-Fort Worth metropolitan area. We anticipate purchasing Towne Crossing for a purchase price of $21,600,000, plus closing costs, from an unaffiliated third party. We intend to finance the purchase price of the property through a combination of debt financing and funds raised through our Offering. We expect to pay our Advisor and its affiliate an acquisition fee of $648,000, or 3.0% of the purchase price, in connection with the acquisition. We anticipate that the closing will occur by the end of the third quarter of 2007.

Baypoint Resort — Corpus Christi, Texas

On June 15, 2007, our board of directors approved the acquisition of Baypoint Resort located in Corpus Christi, Texas, or the Baypoint property. On August 2, 2007, we purchased the Baypoint property for $33,250,000, plus closing costs, from an unaffiliated third party. See Subsequent Events — Property Acquisition for a further discussion.

Factors Which May Influence Results of Operations

Rental Income

The amount of rental income generated by our properties depends principally on our ability to maintain the occupancy rates of currently leased space, to lease currently available space and space available from unscheduled lease terminations at the existing rental rates and the timing of the disposition of the properties. Negative trends in one or more of these factors could adversely affect our rental income in future periods.

Sarbanes-Oxley Act

The Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, and related laws, regulations and standards relating to corporate governance and disclosure requirements applicable to public companies, have increased the costs of compliance with corporate governance, reporting and disclosure practices which are now required of us. These costs may have a material adverse affect on our results of operations and could impact our ability to continue to pay distributions at current rates to our stockholders. Furthermore, we expect that these costs will increase in the future due to our continuing implementation of compliance programs mandated by these requirements. Any increased costs may affect our ability to distribute funds to our stockholders. As part of our compliance with the Sarbanes-Oxley Act, we will have to provide management’s assessment of our internal control over financial reporting as of December 31, 2007.

In addition, these laws, rules and regulations create new legal bases for potential administrative enforcement, civil and criminal proceedings against us in the event of non-compliance, thereby increasing the risks of liability and potential sanctions against us. We expect that our efforts to comply with these laws and regulations will continue to involve significant, and potentially increasing costs and, our failure to comply could result in fees, fines, penalties or administrative remedies against us.

Results of Operations

Our operating results are primarily comprised of income derived from our portfolio of apartment properties.

We are not aware of any material trends or uncertainties, other than national economic conditions affecting real estate generally, that may reasonably be expected to have a material impact, favorable or unfavorable, on revenues or income from the acquisition, management and operation of properties.

If we fail to raise significant proceeds above our minimum offering, we will not have enough proceeds to invest in a diversified real estate portfolio. Our real estate portfolio would be concentrated in a small number of properties, resulting in increased exposure to local and regional economic downturns and the poor performance of one or more of our properties and, therefore, expose our stockholders to increased risk. In addition, many of our expenses are fixed regardless of the size of our real estate portfolio. Therefore, depending on the amount of offering proceeds we raise, we would expend a larger portion of our income on operating expenses. This would reduce our profitability and, in turn, the amount of net income available for distribution to our stockholders.

We did not have any results from operations for the period from January 10, 2006 (Date of inception) through June 30, 2006.

For the three months ended June 30, 2007, we had a net loss of $1,058,000, or $0.24 per share, due to revenue of $2,003,000, offset by rental expenses of $946,000, general and administrative expenses of $601,000, depreciation and amortization of $915,000 and interest expense of $650,000. For the six months ended June 30, 2007, we had a net loss of $2,026,000, or $0.61 per share, due to revenue of $3,839,000, offset by rental expenses of $1,759,000, general and administrative expenses of $999,000, depreciation and amortization of $1,756,000 and interest expense of $1,406,000. We expect all amounts to increase in the future based on increased activity and as we purchase additional real estate investments. Our results of operations are not indicative of those expected in future periods.

For the three and six months ended June 30, 2007, revenue was comprised of $1,812,000 and $3,522,000, respectively, in rental income and $191,000 and $317,000, respectively, in other property revenue. Rental income relates primarily to the Walker Ranch property and the Hidden Lake property. Other property revenue is primarily comprised of utility rebillings, other expense reimbursements, and administrative, application and other fees charged to residents.

For the three and six months ended June 30, 2007, general and administrative expense was comprised primarily of asset management fees of $162,000 and $324,000, respectively, professional and legal fees of $230,000 and $358,000, respectively, directors’ and officers’ insurance premiums of $49,000 and $98,000, respectively, and directors’ fees of $31,000 and $59,000, respectively.

For the three and six months ended June 30, 2007, depreciation and amortization expense was comprised primarily of depreciation on the Walker Ranch property, the Hidden Lake property and the Northgate property of $536,000 and $1,041,000, respectively, and amortization of identified intangible assets of $378,000 and $715,000, respectively. Depreciation and amortization is calculated based on our depreciation and amortization policies as set forth in Supplement No. 6 dated April 30, 2007.

For the three and six months ended June 30, 2007, interest expense was related to interest expense primarily on borrowings under the line of credit, mortgage loan payables and amortization of loan fees associated with acquiring the line of credit and the mezzanine line of credit that are being amortized to interest expense over the three-year term.

Liquidity and Capital Resources

We are dependent upon the net proceeds to be received from our Offering to conduct our proposed activities. The capital required to purchase real estate and real estate related securities will be obtained from our Offering and from any indebtedness that we may incur.

Our principal demands for funds will be for acquisitions of real estate and real estate related securities, to pay operating expenses and interest on our outstanding indebtedness and to make distributions to our stockholders. In addition, we will require resources to make certain payments to our Advisor and our Dealer Manager, which during our Offering include payments to our Advisor and its affiliates for reimbursement of certain organizational and offering expenses and to our Dealer Manager and its affiliates for selling commissions, non-accountable marketing support fees and due diligence expense reimbursements.

Generally, cash needs for items other than acquisitions of real estate and real estate related securities will be met from operations, borrowings, and the net proceeds of our Offering. However, there may be a delay between the sale of shares of our common stock and our investments in properties and real estate related securities, which could result in a delay in the benefits to our stockholders, if any, of returns generated from our investments’ operations. We believe that these cash resources will be sufficient to satisfy our cash requirements for the foreseeable future, and we do not anticipate a need to raise funds from other than these sources within the next twelve months.

We currently anticipate that we will not require any significant funds for the next 12 months for capital expenditures on our current properties, because our four properties were constructed within the past four years. To the extent we purchase additional properties in the future, we may require funds for capital expenditures. To the extent funds from operations are not sufficient to fund these expenditures, we would be required to borrow amounts.

Our Advisor will evaluate potential additional investments and will engage in negotiations with real estate sellers, developers, brokers, investment managers, lenders and others on our behalf. Until we invest the proceeds of our Offering in properties and real estate related securities, we may invest in short-term, highly liquid or other authorized investments. Such short-term investments will not earn significant returns, and we cannot predict how long it will take to fully invest the proceeds in properties and real estate related securities. The number of properties we may acquire and other investments we will make will depend upon the number of shares sold in our Offering and the resulting amount of net proceeds available for investment.

When we acquire a property, our Advisor will prepare a capital plan that contemplates the estimated capital needs of that investment. In addition to operating expenses, capital needs may also include costs of refurbishment, tenant improvements or other major capital expenditures. The capital plan will also set forth the anticipated sources of the necessary capital, which may include a line of credit or other loans established with respect to the investment, operating cash generated by the investment, additional equity investments from us or joint venture partners or, when necessary, capital reserves. Any capital reserve would be established from the gross proceeds of our Offering, proceeds from sales of other investments, operating cash generated by other investments or other cash on hand. In some cases, a lender may require us to establish capital reserves for a particular investment. The capital plan for each investment will be adjusted through ongoing, regular reviews of our portfolio or as necessary to respond to unanticipated additional capital needs.

Cash Flows

Cash flows used in operating activities for the six months ended June 30, 2007 and for the period from January 10, 2006 (Date of Inception) through June 30, 2006 were $42,000 and $0, respectively. In 2007, such cash flows were primarily used to repay accrued liabilities. We did not have any operating activities for the period from January 10, 2006 (Date of Inception) through June 30, 2006. We anticipate cash flows from operating activities to continue to increase as we purchase more properties.

Cash flows used in investing activities for the six months ended June 30, 2007 and for the period from January 10, 2006 (Date of Inception) through June 30, 2006 were $23,148,000 and $0, respectively. In 2007, such cash flows related primarily to the acquisition of the Northgate property and the Braemar property in the amount of $22,377,000. We anticipate cash flows used in investing activities to continue to increase as we purchase more properties.

Cash flows from financing activities for the six months ended June 30, 2007 and for the period from January 10, 2006 (Date of Inception) through June 30, 2006 were $22,927,000 and $201,000, respectively. In 2007, such cash flows related primarily to funds raised from investors in the amount of $35,691,000 and borrowings on our mortgage note payables and unsecured note payable to affiliate of $23,300,000, partially offset by offering costs of $3,694,000 and principal repayments on borrowings in the amount of $31,585,000. In 2006, such cash flows related to $200,000 from the sale of 22,223 shares of our common stock to our Advisor and $1,000 invested in our Operating Partnership from our Advisor. We anticipate cash flows from financing activities to increase in the future as we raise additional funds from investors and incur additional debt to purchase properties.

Distributions

The amount of the distributions to our stockholders will be determined by our board of directors and are dependent on a number of factors, including funds available for payment of distributions, our financial condition, capital expenditure requirements and annual distribution requirements needed to maintain our status as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, or the Code.

On February 22, 2007, our board of directors approved a 7.0% per annum distribution to be paid to stockholders. The increased distribution began with the March 2007 monthly distribution which was paid on April 15, 2007. Distributions are paid to stockholders on a monthly basis.

If distributions are in excess of our taxable income, such distributions will result in a return of capital to our stockholders.

For the six months ended June 30, 2007, we paid distributions of $581,000. As cash flows from operations were negative for the six months ended June 30, 2007, such distributions were paid using proceeds from our Offering.

In the future, if our Advisor or its affiliates do not defer or forgive amounts due to them and if such amounts exceed our cash flow from operations plus the distributions to be paid, we would be required to pay our distributions, or a portion thereof, with offering proceeds or borrowed funds. As a result, the amount of proceeds available for investment and operations would be reduced, or we may incur additional interest expense as a result of borrowed funds.

We have not paid distributions with funds from operations, or FFO. For the six months ended June 30, 2007, our FFO was $(270,000). See our disclosure regarding FFO below.

Capital Resources

Financing

We anticipate that aggregate borrowings, both secured and unsecured, will not exceed 65.0% of all of our properties’ combined fair market values, as determined at the end of each calendar year beginning with our first full year of operations. For these purposes, the fair market value of each asset will be equal to the purchase price paid for the asset or, if the asset was appraised subsequent to the date of purchase, then the fair market value will be equal to the value reported in the most recent independent appraisal of the asset. Our policies do not limit the amount we may borrow with respect to any individual asset.

Mortgage Loan Payables

Mortgage loan payables were $48,940,000 ($48,864,000, net of discount) and $19,218,000 as of June 30, 2007 and December 31, 2006, respectively. As of June 30, 2007, we had three fixed rate mortgage loans with a weighted-average effective interest rate of 5.42% per annum. As of December 31, 2006, we had one fixed rate mortgage loan with an effective interest rate of 5.34% per annum. The mortgage loans secured by the Hidden Lake and Walker Ranch properties have interest-only monthly payments. The mortgage loan secured by the Braemar property has monthly principal and interest payments. We are required by the terms of the applicable loan documents to meet certain reporting requirements. As of June 30, 2007 and December 31, 2006, we were in compliance with all such requirements.

Mortgage loan payables consisted of the following as of June 30, 2007 and December 31, 2006:

			Mortgage Loan	Mortgage Loan
			Payables as of	Payables as of
	Interest	Maturity	June 30,	December 31,
Property	Rate	Date	2007	2006

Residences at Braemar	5.72%	6/1/2015	$9,722,000	$—
Hidden Lake Apartment Homes	5.34	1/11/2017	19,218,000	19,218,000
Walker Ranch Apartment Homes	5.36	5/11/2017	20,000,000	—

			48,940,000	19,218,000

Less: discount			(76,000)	—

			$48,864,000	$19,218,000

On April 12, 2007, we entered into a mortgage loan, secured by the Walker Ranch property, with Wachovia Bank, National Association, or Wachovia, evidenced by a promissory note in the principal amount of $20,000,000. The loan bears interest at a fixed rate of 5.36% per annum and requires monthly interest-only payments beginning on May 11, 2007 for the 10-year term of the loan. We used approximately $19,344,000 of the proceeds from the mortgage loan to payoff the line of credit in full, including all accrued interest, as of April 12, 2007.

On June 29, 2007, we assumed an existing $10,000,000 mortgage loan with an unpaid balance of $9,722,000, secured by the Braemar property, with Transamerica Occidental Life Insurance Company. The loan bears interest at a fixed rate of 5.72% per annum and requires monthly principal and interest payments beginning on July 1, 2007 through June 1, 2015.

Unsecured Note Payables to Affiliate

On December 28, 2006, in connection with the acquisition of the Hidden Lake property, we entered into an unsecured note with NNN Realty Advisors in the principal amount of $10,000,000. The unsecured note had a maturity date of June 28, 2007. As of June 30, 2007 and December 31, 2006, $0 and $10,000,000, respectively, was outstanding under the unsecured note. The unsecured note bore interest at a fixed rate of 6.86% per annum and required monthly interest-only payments for the term of the unsecured note. The unsecured note provided for a default interest rate in an event of default equal to 8.86% per annum. On April 6, 2007, we repaid the remaining outstanding principal and accrued interest on the unsecured note using proceeds from our Offering.

On June 29, 2007, in connection with the acquisition of the Braemar property, we entered into an unsecured note with NNN Realty Advisors in the principal amount of $3,300,000. The unsecured note had a maturity date of December 29, 2007. The unsecured note bore interest at a fixed rate of 6.85% per annum and required monthly interest-only payments beginning on August 1, 2007 for the term of the unsecured note. The unsecured note provided for a default interest rate in an event of default equal to 8.85% per annum. On July 31, 2007, we repaid the remaining outstanding principal and accrued interest on the unsecured note using proceeds from our Offering.

Because these loans were related party loans, the terms of the loans and the unsecured notes, were approved by our board of directors, including a majority of our independent directors, and deemed fair, competitive and commercially reasonable by our board of directors.

Line of Credit and Mezzanine Line of Credit

We have a credit agreement, or the Credit Agreement, with Wachovia and LaSalle Bank National Association, or LaSalle, for a secured revolving line of credit with a maximum borrowing amount of $75,000,000 which matures on October 31, 2009 and may be increased to $200,000,000 subject to the terms of the Credit Agreement, or the line of credit. The line of credit has an option to extend for one year in exchange for the payment of an extension fee.

As of June 30, 2007 and December 31, 2006, borrowings under the line of credit totaled $0 and $21,585,000, respectively. Borrowings as of December 31, 2006 bore interest at a weighted-average interest rate of 6.88% per annum. On April 12, 2007, we repaid the remaining outstanding borrowings and accrued interest under the line of credit.

We have a Mezzanine Credit Agreement with Wachovia for a mezzanine secured revolving line of credit with a maximum borrowing amount of $15,000,000 which matures on October 31, 2009, or the mezzanine line of credit. As of June 30, 2007 and December 31, 2006, there were no outstanding borrowings under the mezzanine line of credit.

On March 20, 2007, we obtained waivers of certain covenants contained in the Credit Agreement and Mezzanine Credit Agreement from Wachovia and LaSalle, as applicable. The covenants were related to our non-compliance with certain debt to total asset value ratios, fixed charge coverage ratios and the implied debt service coverage ratios, or collectively the financial covenants, arising from our limited operations. As a result of the waivers, Wachovia and LaSalle waived compliance with the financial covenants through the period ending December 31, 2007. Wachovia and LaSalle currently have no obligation to fund additional amounts under either line of credit until we comply with the financial covenants, although they may do so in their sole discretion.

On July 10, 2007, we entered into letter agreements amending the terms of the Credit Agreement and Mezzanine Credit Agreement, or the amendment letters. Pursuant to both amendment letters, we are no longer obligated to pay the nonuse fee or the mezzanine nonuse fee until such times as Wachovia and LaSalle have agreed in writing to make additional loans under the credit agreement or the mezzanine credit agreement, as applicable. Further, until Wachovia and LaSalle have agreed to make additional loans under the Credit Agreement or Mezzanine Credit Agreement, as applicable, we will not be obligated to comply with the financial covenants contained in the Credit Agreement or Mezzanine Credit Agreement, nor will we be obligated to comply with related reporting obligations. Finally, Wachovia and LaSalle, as applicable, have agreed that we will not be obligated to pay any reinstatement fees under the Credit Agreement or Mezzanine Credit Agreement in order for Wachovia or LaSalle to lend us funds in the future.

REIT Requirements

In order to qualify as a REIT for federal income tax purposes, we are required to make distributions to our stockholders of at least 90.0% of REIT taxable income. In the event that there is a shortfall in net cash available due to factors including, without limitation, the timing of such distributions or the timing of the collections of receivables, we may seek to obtain capital to pay distributions by means of debt financing through one or more third parties. We may also pay distributions from cash from capital transactions including, without limitation, the sale of one or more of our properties.

Commitments and Contingencies

Our organizational, offering and related expenses are being paid by our Advisor, our Dealer Manager and their affiliates on our behalf. These organizational, offering and related expenses include all expenses (other than selling commissions and the marketing support fee which generally represent 7.0% and 2.5% of our gross offering proceeds, respectively) to be paid by us in connection with our Offering. These expenses will only become our liability to the extent selling commissions, the marketing support fee and due diligence expense reimbursements and other organizational and offering expenses do not exceed 11.5% of the gross proceeds of our Offering. As of June 30, 2007, our Advisor or Triple Net Properties have incurred $1,863,000 in excess of

11.5% of the gross proceeds of our Offering, and therefore these expenses are not recorded in our accompanying condensed consolidated financial statements as of June 30, 2007. To the extent we raise additional proceeds from our Offering, these amounts may become our liability. See Note 9, Related Party Transactions — Offering Stage to our accompanying condensed consolidated financial statements for a further discussion of these amounts during our offering stage.

Debt Service Requirements

One of our principal liquidity needs is payments of interest and principal on outstanding indebtedness. As of June 30, 2007, we had three mortgage loans outstanding secured by the Braemar, Hidden Lake and Walker Ranch properties. The mortgage loan secured by the Braemar property is in the principal amount of $9,722,000, at a fixed rate of 5.72% per annum. The mortgage loan secured by the Hidden Lake property is in the principal amount of $19,218,000, at a fixed rate of 5.34% per annum. The mortgage loan secured by the Walker Ranch property is in the principal amount of $20,000,000, at a fixed rate of 5.36% per annum. The mortgage loans secured by the Hidden Lake and Walker Ranch properties have interest-only monthly payments. The mortgage loan secured by the Braemar property has monthly principal and interest payments.

In addition, we had $3,300,000 outstanding under an unsecured note payable to NNN Realty Advisors, at a fixed rate of 6.85% per annum. The unsecured note payable matures on December 29, 2007 and requires monthly interest only payments beginning on August 1, 2007 for the term of the unsecured note.

As of June 30, 2007, the weighted average effective interest rate on our outstanding debt was 5.51% per annum.

Contractual Obligations

The following table provides information with respect to the maturities and scheduled principal repayments of our indebtedness as of June 30, 2007. The table does not reflect any available extension options.

	Payments Due by Period
	Less Than			More Than
	1 Year	1-3 Years	3-5 Years	5 Years
	(2007)	(2008-2009)	(2010-2011)	(After 2011)	Total

Principal payments — fixed rate debt	$3,360,000	$307,000	$344,000	$48,229,000	$52,240,000
Interest payments — fixed rate debt	1,384,000	5,309,000	5,309,000	12,745,000	24,747,000

Total	$4,744,000	$5,616,000	$5,653,000	$60,974,000	$76,987,000

Off-Balance Sheet Arrangements

As of June 30, 2007, we had no off-balance sheet transactions nor do we currently have any such arrangements or obligations.

Inflation

Substantially all of our apartment leases will be for a term of one year or less. In an inflationary environment, this may allow us to realize increased rents upon renewal of existing leases or the beginning of new leases. Short-term leases generally will minimize our risk from the adverse effects of inflation, although these leases generally permit residents to leave at the end of the lease term and therefore will expose us to the effect of a decline in market rents. In a deflationary rent environment, we may be exposed to declining rents more quickly under these shorter term leases.

Funds from Operations

One of our objectives is to provide cash distributions to our stockholders from cash generated by our operations. FFO is not equivalent to our net operating income or loss as determined under GAAP. Due to certain unique operating characteristics of real estate companies, the National Association of Real Estate Investment Trusts, or NAREIT, an industry trade group, has promulgated a measure known as FFO which it believes more accurately reflects the operating performance of a REIT such as us.

We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004. The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property but including asset impairment writedowns, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO.

We are disclosing FFO and intend to disclose FFO in future filings because we consider FFO to be an appropriate supplemental measure of a REIT’s operating performance as it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values historically rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative. The use of FFO is recommended by the REIT industry as a supplemental performance measure.

Presentation of this information is intended to assist the reader in comparing the operating performance of different REITs, although it should be noted that not all REITs calculate FFO the same way, so comparisons with other REITs may not be meaningful. Furthermore, FFO is not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income as an indication of our performance. Our FFO reporting complies with NAREIT’s policy described above.

The following is the calculation of FFO for the three months ended June 30, 2007 and 2006, for the six months ended June 30, 2007 and for the period from January 10, 2006 (Date of Inception) through June 30, 2006.

				Period from
				January 10, 2006
	Three Months		Six Months	(Date of Inception)
	Ended June 30,		Ended June 30,	through June 30,
	2007	2006	2007	2006

Net loss	$(1,058,000)	$—	$(2,026,000)	$—
Add:
Depreciation and amortization — consolidated properties	915,000	—	1,756,000	—

FFO	$(143,000)	$—	$(270,000)	$—

Weighted-average number of shares outstanding — basic and diluted	4,374,486	22,223	3,336,287	22,223

Subsequent Events

Status of our Offering

As of August 10, 2007, we had received and accepted subscriptions in our Offering for 5,819,742 shares of our common stock, or $58,146,000, excluding shares issued under the DRIP.

Line of Credit and Mezzanine Line of Credit

On July 10, 2007, we entered into letter agreements amending the terms of the Credit Agreement and Mezzanine Credit Agreement, or the amendment letters. Pursuant to both amendment letters, we are no longer obligated to pay the nonuse fee or the mezzanine nonuse fee until such times as Wachovia and LaSalle have agreed in writing to make additional loans under the credit agreement or the mezzanine credit agreement, as applicable. Further, until Wachovia and LaSalle have agreed to make additional loans under the Credit Agreement or Mezzanine Credit Agreement, as applicable, we will not be obligated to comply with the financial covenants contained in the Credit Agreement or Mezzanine Credit Agreement, nor will we be obligated to comply with related reporting obligations. Finally, Wachovia and LaSalle, as applicable, have agreed that we will not be obligated to pay any reinstatement fees under the Credit Agreement or Mezzanine Credit Agreement in order for Wachovia or LaSalle to lend us funds in the future.

Unsecured Note Payables to Affiliate

On July 31, 2007, we repaid the remaining outstanding principal and accrued interest on the $3,300,000, 6.85% unsecured note entered into on June 29, 2007.

On August 1, 2007, in connection with the acquisition of Baypoint Resort, we entered into an unsecured note with NNN Realty Advisors in the principal amount of $13,200,000. The unsecured note matures on February 1, 2008, bears interest at a fixed rate of 6.86% per annum and requires monthly interest-only payments beginning on September 1, 2007 for the term of the unsecured note. The unsecured note provides for a default interest rate in an event of default equal to 8.86% per annum. On August 2, 2007, we repaid $9,900,000 in principal on the unsecured note using proceeds from the Park at Northgate secured loan (see below).

Because this loan was a related party loan, the terms of the loan and the unsecured note, were approved by our board of directors, including a majority of our independent directors, and deemed fair, competitive and commercially reasonable by our board of directors.

Park at Northgate Permanent Financing

On August 1, 2007, we entered into a loan, secured by the Northgate property, with PNC ARCS, LLC, or PNC, in the principal amount of $10,295,000. The loan matures on August 1, 2017 and bears interest at a rate of 5.94% per annum. The net cash proceeds from the loan (net of closing costs and $533,000 of lender required reserves) of $9,831,000 were used towards a payment on our $13,200,000, 6.86% unsecured note with NNN Realty Advisors (see above).

Property Acquisition

Baypoint Resort — Corpus Christi, Texas

On August 2, 2007, we acquired Baypoint Resort for a purchase price of $33,250,000, plus closing costs, from an unaffiliated third party. We financed the purchase price of the property through a loan secured by the property in the principal amount of $21,612,000 with PNC, and a $13,200,000 unsecured loan with NNN Realty Advisors (see above). The secured loan matures on August 1, 2017 and bears interest at a rate of 5.94% per annum. An acquisition fee of $998,000, or 3.0% of the purchase price, was paid to our Advisor and its affiliate.

INDEX OF FINANCIAL STATEMENTS

NNN Apartment REIT, Inc. — June 30, 2007	Page

Condensed Consolidated Balance Sheets as of June 30, 2007 (Unaudited) and December 31, 2006 (Unaudited)	F-2
Condensed Consolidated Statement of Operations for the Three Months Ended June 30, 2007 and 2006 (Unaudited), For the Six Months Ended June 30,2007 (Unaudited) and for the Period from January 10, 2006 (Date of Inception) through June 30, 2006
F-3
Condensed Consolidated Statement of Stockholders’ Equity for the Six Months Ended June 30, 2007 (Unaudited)	F-4
Condensed Consolidated Statement of Cash Flows for the Six Months Ended June 30, 2007 (Unaudited)	F-5
Notes to Condensed Consolidated Financial Statements (Unaudited)	F-6

NNN Apartment REIT, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS
As of June 30, 2007 and December 31, 2006

	June 30,	December 31,
	2007	2006
	(Unaudited)

ASSETS
Real estate investments:
Operating properties, net	$94,760,000	$63,685,000
Cash and cash equivalents	1,191,000	1,454,000
Accounts and other receivable, net	156,000	170,000
Restricted cash	928,000	192,000
Identified intangible assets, net	701,000	904,000
Other assets, net	762,000	809,000

Total assets	$98,498,000	$67,214,000

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS’ EQUITY
Liabilities:
Mortgage loan payables	$48,864,000	$19,218,000
Unsecured note payables to affiliate	3,300,000	10,000,000
Line of credit	—	21,585,000
Accounts payable and accrued liabilities	2,004,000	530,000
Accounts payable due to affiliates	658,000	1,450,000
Security deposits and prepaid rent	264,000	184,000

Total liabilities	55,090,000	52,967,000
Commitments and contingencies (Note 8)
Minority interest of limited partner in Operating Partnership	1,000	1,000
Stockholders’ equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value; 300,000,000 shares authorized; 5,322,096 and 1,686,068 shares issued and outstanding as of June 30, 2007 and December 31, 2006, respectively	53,000	17,000
Additional paid-in capital	47,172,000	14,898,000
Accumulated deficit	(3,818,000)	(669,000)

Total stockholders’ equity	43,407,000	14,246,000

Total liabilities, minority interest and stockholders’ equity	$98,498,000	$67,214,000

The accompanying notes are an integral part of these condensed consolidated financial statements.

NNN Apartment REIT, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months Ended June 30, 2007 and 2006, for the Six Months Ended
June 30, 2007 and for the Period from January 10, 2006 (Date of Inception)
through June 30, 2006

				Period from
				January 10, 2006
	Three Months Ended		Six Months Ended	(Date of Inception)
	June 30,		June 30,	through June 30,
	2007	2006	2007	2006
	(Unaudited)

Revenues:
Rental income	$1,812,000	$—	$3,522,000	$—
Other property revenue	191,000	—	317,000	—

Total revenues	2,003,000	—	3,839,000	—

Expenses:
Rental expenses	946,000	—	1,759,000	—
General and administrative	601,000	—	999,000	—
Depreciation and amortization	915,000	—	1,756,000	—

Total expenses	2,462,000	—	4,514,000	—

Loss before other income (expense)	(459,000)	—	(675,000)	—
Other income (expense):
Interest expense (including amortization of deferred financing costs):
Interest expense related to note payable to affiliate	(4,000)	—	(137,000)	—
Interest expense related to mortgage loan payables and line of credit	(646,000)	—	(1,269,000)	—
Interest and dividend income	51,000	—	55,000	—

Net loss	$(1,058,000)	$—	$(2,026,000)	$—

Net loss per share — basic and diluted	$(0.24)	$—	$(0.61)	$—

Weighted-average number of shares outstanding — basic and diluted	4,374,486	22,223	3,336,287	22,223

Distributions declared per common share	$0.18	$—	$0.34	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

NNN Apartment REIT, Inc.

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
For the Six Months Ended June 30, 2007

	Common Stock		Additional			Total
	Number of		Paid-In	Preferred	Accumulated	Stockholders’
	Shares	Amount	Capital	Stock	Deficit	Equity
	(Unaudited)

BALANCE —
December 31, 2006	1,686,068	$17,000	$14,898,000	$—	$(669,000)	$14,246,000
Issuance of common stock	3,598,421	36,000	35,916,000	—	—	35,952,000
Issuance of vested and nonvested common stock	3,000	—	6,000	—	—	6,000
Offering costs	—	—	(3,980,000)	—	—	(3,980,000)
Amortization of nonvested common stock compensation	—	—	3,000	—	—	3,000
Issuance of common stock under the DRIP	34,607	—	329,000	—	—	329,000
Distributions	—	—	—	—	(1,123,000)	(1,123,000)
Net loss	—	—	—	—	(2,026,000)	(2,026,000)

BALANCE —
June 30, 2007	5,322,096	$53,000	$47,172,000	$—	$(3,818,000)	$43,407,000

The accompanying notes are an integral part of these condensed consolidated financial statements.

NNN Apartment REIT, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Six Months Ended June 30, 2007 and for the Period from
January 10, 2006 (Date of Inception) through June 30, 2006

		Period from
		January 10, 2006
	Six Months	(Date of Inception)
	Ended June 30,	through June 30,
	2007	2006
	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(2,026,000)	$—
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization (including deferred financing costs)	1,848,000	—
Stock based compensation, net of forfeitures	9,000	—
Changes in operating assets and liabilities:
Accounts and other receivable, net	146,000	—
Other assets	170,000	—
Accounts payable and accrued liabilities	1,030,000	—
Accounts payable due to affiliates	(1,077,000)	—
Prepaid rent	(142,000)	—

Net cash used in operating activities	(42,000)	—

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition real estate operating properties	(22,377,000)	—
Capital expenditures	(35,000)	—
Restricted cash	(736,000)	—

Net cash used in investing activities	(23,148,000)	—

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings on mortgage loan payables	20,000,000	—
Principal repayments on unsecured note payables to affiliate	(10,000,000)	—
Borrowings on unsecured note payables to affiliate	3,300,000	—
Repayments on line of credit	(21,585,000)	—
Payment of deferred financing costs	(212,000)	—
Proceeds from issuance of common stock	35,691,000	200,000
Minority interest contribution to Operating Partnership	—	1,000
Payment of offering costs	(3,694,000)	—
Security deposits	8,000	—
Distributions	(581,000)	—

Net cash provided by financing activities	22,927,000	201,000

NET CHANGE IN CASH	(263,000)	201,000
CASH AND CASH EQUIVALENTS — Beginning of period	1,454,000	—

CASH AND CASH EQUIVALENTS — End of period	$1,191,000	$201,000

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$1,353,000	$—
Income taxes	$2,000	$—
SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES:
Investing Activities:
The following represents the increase in certain assets and liabilities in connection with our acquisition of operating properties:
Accounts and other receivable	$12,000	$—
Security deposits and prepaid rent	$215,000	$—
Accrued expenses	$368,000	$—
Mortgage loan payable, net of discount	$9,646,000	$—
Financing Activities:
Issuance of common stock under the DRIP	$329,000	$—
Distributions declared but not paid	$293,000	$—
Accrued offering costs	$450,000	$—
Accrued deferred financing costs	$15,000	$—
Receivable from transfer agent for issuance of common stock	$120,000	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

NNN Apartment REIT, Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

The use of the words “we,” “us” or “our” refers to NNN Apartment REIT, Inc. and our subsidiaries, including NNN Apartment REIT Holdings, L.P., except where the context otherwise requires.

1.	Organization and Description of Business

NNN Apartment REIT, Inc., a Maryland corporation, was incorporated on December 21, 2005. We were initially capitalized on January 10, 2006, and therefore we consider that our date of inception. We intend to purchase and hold a diverse portfolio of apartment communities with strong, stable cash flows and growth potential in select U.S. metropolitan areas. We may also invest in real estate related securities. We intend to elect, when we file our 2006 tax return, to be treated as a real estate investment trust, or REIT, for federal income tax purposes for our taxable year ended December 31, 2006.

We are conducting a best efforts initial public offering, or our Offering, in which we are offering a minimum of 200,000 shares of our common stock aggregating at least $2,000,000, or the minimum offering, and a maximum of 100,000,000 shares of our common stock for $10.00 per share and 5,000,000 shares of our common stock pursuant to our distribution reinvestment plan, or the DRIP, at $9.50 per share, aggregating up to $1,047,500,000, or the maximum offering. Shares purchased by our executive officers and directors, by NNN Capital Corp., or our Dealer Manager, by NNN Apartment REIT Advisor, LLC, or our Advisor, or by its affiliates did not count towards the minimum offering. As of July 31, 2007, we had received and accepted subscriptions in our Offering for 5,660,207 shares of our common stock, or $56,551,000, excluding shares issued under the DRIP.

We conduct substantially all of our operations through NNN Apartment REIT Holdings, L.P., or our Operating Partnership. We are externally advised by our Advisor, pursuant to an advisory agreement, or the Advisory Agreement, between us and our Advisor. Triple Net Properties, LLC, or Triple Net Properties, is the managing member of our Advisor. The Advisory Agreement had an initial one-year term that expired on July 18, 2007 and is subject to successive one-year renewals upon the mutual consent of the parties. On June 12, 2007, our board of directors and our Advisor approved the renewal of the Advisory Agreement for an additional one-year term, which expires on July 18, 2008. Our Advisor supervises and manages our day-to-day operations and will select the properties and securities we acquire, subject to oversight and approval by our board of directors. Our Advisor also provides marketing, sales and client services on our behalf. Our Advisor is affiliated with us in that we and our Advisor have common officers, some of whom also own an indirect equity interest in our Advisor. Our Advisor engages affiliated entities, including Triple Net Properties Realty, Inc., or Realty, to provide various services to us.

In the fourth quarter of 2006, NNN Realty Advisors, Inc., or NNN Realty Advisors, or our Sponsor, acquired all of the outstanding ownership interests of Triple Net Properties, NNN Capital Corp. and Realty. As a result, we consider NNN Realty Advisors to be our Sponsor. On May 22, 2007, NNN Realty Advisors entered into a definitive merger agreement with Grubb & Ellis Company, or Grubb & Ellis. The merger has been approved by the boards of directors of both NNN Realty Advisors and Grubb & Ellis. The combined company will retain the Grubb & Ellis name and will continue to be listed on the New York Stock Exchange under the ticker symbol “GBE.” The transaction is expected to close in the third or fourth quarter of 2007, subject to approval by stockholders of both companies and other customary closing conditions of transactions of this type.

As of June 30, 2007, we had purchased three properties in Texas consisting of a total of 953 apartment units and one property in North Carolina consisting of 160 units.

2.	Summary of Significant Accounting Policies

The summary of significant accounting policies presented below is designed to assist in understanding our interim unaudited condensed consolidated financial statements. Such consolidated financial statements and accompanying notes are the representations of our management, who are responsible for their integrity and

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America, or GAAP, in all material respects, and have been consistently applied in preparing our accompanying interim unaudited condensed consolidated financial statements.

Basis of Presentation

Our accompanying interim unaudited condensed consolidated financial statements include our accounts and those of our Operating Partnership. We operate and intend to continue to operate in an umbrella partnership REIT structure in which our Operating Partnership, or wholly-owned subsidiaries of our Operating Partnership, will own substantially all of the properties acquired on our behalf. We are the sole general partner of our Operating Partnership and as of June 30, 2007 and December 31, 2006, we owned a 99.99% general partnership interest therein. Our Advisor is also entitled to certain special limited partnership rights under the partnership agreement for our Operating Partnership. As of June 30, 2007 and December 31, 2006, our Advisor owned a 0.01% limited partnership interest therein, and is a special limited partner in our Operating Partnership. Because we are the sole general partner of our Operating Partnership and have unilateral control over its management and major operating decisions (even if additional limited partners are admitted to our Operating Partnership), the accounts of our Operating Partnership are consolidated in our consolidated financial statements. All significant intercompany accounts and transactions are eliminated in consolidation.

Interim Financial Data

Our accompanying interim unaudited condensed consolidated financial statements have been prepared by us in accordance with GAAP in conjunction with the rules and regulations of the Securities and Exchange Commission, or the SEC. Certain information and footnote disclosures required for annual financial statements have been condensed or excluded pursuant to SEC rules and regulations. Accordingly, our accompanying interim unaudited condensed consolidated financial statements do not include all of the information and footnotes required by GAAP for complete financial statements. Our accompanying interim unaudited condensed consolidated financial statements reflect all adjustments, which are, in our opinion, of a normal recurring nature and necessary for a fair presentation of our financial position, results of operations and cash flows for the interim period. Interim results of operations are not necessarily indicative of the results to be expected for the full year; such results may be less favorable. Our accompanying interim unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the notes thereto included in Supplement No. 6 dated April 30, 2007.

Segment Disclosure

We internally evaluate operations as one segment and therefore do not report segment information.

Recently Issued Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board, or the FASB, issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, or FIN No. 48. This interpretation, among other things, creates a two-step approach for evaluating uncertain tax positions. Recognition (step one) occurs when an enterprise concludes that a tax position, based solely on its technical merits, is more-likely-than-not to be sustained upon examination. Measurement (step two) determines the amount of benefit that more-likely-than-not will be realized upon settlement. Derecognition of a tax position that was previously recognized would occur when a company subsequently determines that a tax position no longer meets the more-likely-than-not threshold of being sustained. FIN No. 48 specifically prohibits the use of a valuation allowance as a substitute for derecognition of tax positions, and it has expanded disclosure requirements. FIN No. 48 was effective for fiscal years beginning after December 15, 2006, in which the impact of adoption should be accounted for as a cumulative-effect adjustment to the beginning balance of retained earnings in the year of adoption. Our

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

adoption of FIN No. 48 as of the beginning of the first quarter of 2007 did not have any impact on our consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurement, or SFAS No. 157. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with GAAP, and expands disclosures about fair value measurements. The provisions of SFAS No. 157 are effective for fiscal years beginning after November 15, 2007. We will adopt SFAS No. 157 on January 1, 2008. We are evaluating SFAS No. 157 and have not yet determined the impact the adoption, if any, will have on our consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, or SFAS No. 159. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective of the guidance is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of the fiscal year beginning on or before November 15, 2007, provided the provisions of SFAS No. 157 are applied. We will adopt SFAS No. 159 on January 1, 2008. We are evaluating SFAS No. 159 and have not yet determined the impact the adoption, if any, will have on our consolidated financial statements.

In June 2007, the American Institute of Certified Public Accountants, or the AICPA, issued Statement of Position, or SOP, 07-01, Clarification of the Scope of the Audit and Accounting Guide Investment Companies and Accounting for Parent Companies and Equity Method Investors for Investments in Investment Companies, or SOP 07-01. SOP 07-01 provides guidance for determining whether an entity is within the scope of the AICPA Audit and Accounting Guide Investment Companies, or the Guide. Entities that are within the scope of the Guide are required, among other things, to carry their investments at fair value, with changes in fair value included in earnings. The provisions of SOP 07-01 are effective for the first fiscal year beginning on January 1, 2008. We are currently evaluating SOP 07-01 and have not determined whether we will be required to apply the provisions of the Guide in presenting our consolidated financial statements.

3.	Real Estate Investments

Our investments in our consolidated properties consisted of the following as of June 30, 2007 and December 31, 2006:

	June 30,	December 31,
	2007	2006

Land	$9,490,000	$6,056,000
Land improvements	7,134,000	4,301,000
Building and improvements	75,030,000	50,722,000
Furniture, fixtures and equipment	4,335,000	2,794,000

	95,989,000	63,873,000

Less: accumulated depreciation	(1,229,000)	(188,000)

	$94,760,000	$63,685,000

Depreciation expense for the three months ended June 30, 2007 and 2006 was $536,000 and $0, respectively, and for the six months ended June 30, 2007 and for the period from January 10, 2006 (Date of Inception) through June 30, 2006 was $1,041,000 and $0, respectively.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Acquisitions in 2007

Park at Northgate — Spring, Texas

On June 12, 2007, we purchased Park at Northgate, or the Northgate Property, located in Spring, Texas, for a purchase price of $16,600,000, plus closing costs, from an unaffiliated third party. We financed the purchase price of the property from funds raised through our Offering. We paid an acquisition fee of $498,000, or 3.0% of the purchase price, to our Advisor and its affiliate.

Residences at Braemar — Charlotte, North Carolina

On June 29, 2007, we purchased Residences at Braemar, or the Braemar property, located in Charlotte, North Carolina, for a purchase price of $15,000,000, plus closing costs, from an unaffiliated third party. We financed the purchase price of the property through the assumption of an existing $10,000,000 loan with an unpaid principal balance of $9,722,000 and a $3,300,000 unsecured loan from NNN Realty Advisors, with the balance of the purchase price provided by funds raised through our Offering. We paid an acquisition fee of $450,000, or 3.0% of the purchase price, to our Advisor and its affiliate.

Proposed Acquisitions

El Dorado — McKinney, Texas

On April 25, 2007, our executive committee approved the acquisition of Villas of El Dorado, or El Dorado, located in McKinney, Texas, in the Dallas-Fort Worth metropolitan area. We anticipate purchasing El Dorado for a purchase price of $18,000,000, plus closing costs, from an unaffiliated third party. We intend to finance the purchase price of the property through a combination of debt financing and funds raised through our Offering. We expect to pay our Advisor and its affiliate an acquisition fee of $540,000, or 3.0% of the purchase price, in connection with the acquisition. We anticipate that the closing will occur by the end of the third quarter of 2007.

Towne Crossing — Mansfield, Texas

On April 25, 2007, our executive committee approved the acquisition of Towne Crossing located in Mansfield, Texas, in the Dallas-Fort Worth metropolitan area. We anticipate purchasing Towne Crossing for a purchase price of $21,600,000, plus closing costs, from an unaffiliated third party. We intend to finance the purchase price of the property through a combination of debt financing and funds raised through our Offering. We expect to pay our Advisor and its affiliate an acquisition fee of $648,000, or 3.0% of the purchase price, in connection with the acquisition. We anticipate that the closing will occur by the end of the third quarter of 2007.

Baypoint Resort — Corpus Christi, Texas

On June 15, 2007, our board of directors approved the acquisition of Baypoint Resort located in Corpus Christi, Texas, or the Baypoint property. On August 2, 2007, we purchased the Baypoint property for $33,250,000, plus closing costs, from an unaffiliated third party. See Note 16, Subsequent Events — Property Acquisition for a further discussion.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	Identified Intangible Assets

Identified intangible assets consisted of the following as of June 30, 2007 and December 31, 2006:

	June 30,	December 31,
	2007	2006

In place leases, net of accumulated amortization of $683,000 and $85,000 as of June 30, 2007 and December 31, 2006, respectively, (with a weighted average remaining life of 2 and 8 months as of June 30, 2007 and December 31, 2006, respectively.).	$419,000	$649,000
Tenant relationships, net of accumulated amortization of $133,000 and $16,000 as of June 30, 2007 and December 31, 2006, respectively, (with a weighted-average remaining life of 9 and 15 months as of June 30, 2007 and December 31, 2006, respectively.)	282,000	255,000

	$701,000	$904,000

Amortization expense recorded on the identified intangible assets for the three months ended June 30, 2007 and 2006 was $378,000 and $0, respectively, and for the six months ended June 30, 2007 and for the period from January 10, 2006 (Date of Inception) through June 30, 2006 was $715,000 and $0, respectively.

5.	Other Assets

Other assets consisted of the following as of June 30, 2007 and December 31, 2006:

	June 30,	December 31,
	2007	2006

Deferred financing costs, net of accumulated amortization of $122,000 and $30,000 as of June 30, 2007 and December 31, 2006, respectively	$648,000	$526,000
Prepaid expenses and deposits	114,000	283,000

	$762,000	$809,000

Amortization expense recorded on the deferred financing costs for the three months ended June 30, 2007 and 2006 was $47,000 and $0, respectively, and for the six months ended June 30, 2007 and for the period from January 10, 2006 (Date of Inception) through June 30, 2006 was $92,000 and $0, respectively.

6.	Mortgage Loan Payables and Unsecured Note Payables to Affiliate

Mortgage Loan Payables

Mortgage loan payables were $48,940,000 ($48,864,000, net of discount) and $19,218,000 as of June 30, 2007 and December 31, 2006, respectively. As of June 30, 2007, we had three fixed rate mortgage loans with a weighted-average effective interest rate of 5.42% per annum. As of December 31, 2006, we had one fixed rate mortgage loan with an effective interest rate of 5.34% per annum. The mortgage loans secured by the Hidden Lake and Walker Ranch properties have interest-only monthly payments. The mortgage loan secured by the Braemar property has monthly principal and interest payments. We are required by the terms of the applicable loan documents to meet certain reporting requirements. As of June 30, 2007 and December 31, 2006, we were in compliance with all such requirements.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Mortgage loan payables consisted of the following as of June 30, 2007 and December 31, 2006:

			Mortgage	Mortgage
			Loan Payables as of	Loan Payables as of
	Interest	Maturity	June 30,	December 31,
Property	Rate	Date	2007	2006

Residences at Braemar	5.72%	6/1/2015	$9,722,000	$—
Hidden Lake Apartment Homes	5.34	1/11/2017	19,218,000	19,218,000
Walker Ranch Apartment Homes	5.36	5/11/2017	20,000,000	—

			48,940,000	19,218,000

Less: discount			(76,000)	—

			$48,864,000	$19,218,000

On April 12, 2007, we entered into a mortgage loan, secured by the Walker Ranch property, with Wachovia Bank, National Association, or Wachovia, evidenced by a promissory note in the principal amount of $20,000,000. The loan bears interest at a fixed rate of 5.36% per annum and requires monthly interest-only payments beginning on May 11, 2007 for the 10-year term of the loan. We used approximately $19,344,000 of the proceeds from the mortgage loan to payoff the line of credit (see Note 7, Line of Credit and Mezzanine Line of Credit) in full, including all accrued interest, as of April 12, 2007.

On June 29, 2007, we assumed an existing $10,000,000 mortgage loan with an unpaid balance of $9,722,000, secured by the Braemar property, with Transamerica Occidental Life Insurance Company. The loan bears interest at a fixed rate of 5.72% per annum and requires monthly principal and interest payments beginning on July 1, 2007 through June 1, 2015.

Unsecured Note Payables to Affiliate

On December 28, 2006, in connection with the acquisition of the Hidden Lake property, we entered into an unsecured note with NNN Realty Advisors in the principal amount of $10,000,000. The unsecured note had a maturity date of June 28, 2007. As of June 30, 2007 and December 31, 2006, $0 and $10,000,000, respectively, was outstanding under the unsecured note. The unsecured note bore interest at a fixed rate of 6.86% per annum and required monthly interest-only payments for the term of the unsecured note. The unsecured note provided for a default interest rate in an event of default equal to 8.86% per annum. On April 6, 2007, we repaid the remaining outstanding principal and accrued interest on the unsecured note using proceeds from our Offering

On June 29, 2007, in connection with the acquisition of the Braemar property, we entered into an unsecured note with NNN Realty Advisors in the principal amount of $3,300,000. The unsecured note had a maturity date of December 29, 2007. The unsecured note bore interest at a fixed rate of 6.85% per annum and required monthly interest-only payments beginning on August 1, 2007 for the term of the unsecured note. The unsecured note provided for a default interest rate in an event of default equal to 8.85% per annum. On July 31, 2007, we repaid the remaining outstanding principal and accrued interest on the unsecured note using proceeds from our Offering.

Because these loans were related party loans, the terms of the loans and the unsecured notes, were approved by our board of directors, including a majority of our independent directors, and deemed fair, competitive and commercially reasonable by our board of directors.

7.	Line of Credit and Mezzanine Line of Credit

We have a credit agreement, or the Credit Agreement, with Wachovia and LaSalle Bank National Association, or LaSalle, for a secured revolving line of credit with a maximum borrowing amount of

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$75,000,000 which matures on October 31, 2009 and may be increased to $200,000,000 subject to the terms of the Credit Agreement, or the line of credit. The line of credit has an option to extend for one year in exchange for the payment of an extension fee.

As of June 30, 2007 and December 31, 2006, borrowings under the line of credit totaled $0 and $21,585,000, respectively. Borrowings as of December 31, 2006 bore interest at a weighted-average interest rate of 6.88% per annum. On April 12, 2007, we repaid the remaining outstanding borrowings and accrued interest under the line of credit.

We have a Mezzanine Credit Agreement with Wachovia for a mezzanine secured revolving line of credit with a maximum borrowing amount of $15,000,000 which matures on October 31, 2009, or the mezzanine line of credit. As of June 30, 2007 and December 31, 2006, there were no outstanding borrowings under the mezzanine line of credit.

On March 20, 2007, we obtained waivers of certain covenants contained in the Credit Agreement and Mezzanine Credit Agreement from Wachovia and LaSalle, as applicable. The covenants were related to our non-compliance with certain debt to total asset value ratios, fixed charge coverage ratios and the implied debt service coverage ratios, or collectively the financial covenants, arising from our limited operations. As a result of the waivers, Wachovia and LaSalle waived compliance with the financial covenants through the period ending December 31, 2007. Wachovia and LaSalle currently have no obligation to fund additional amounts under either line of credit until we comply with the financial covenants, although they may do so in their sole discretion.

On July 10, 2007, we entered into letter agreements amending the terms of the Credit Agreement and Mezzanine Credit Agreement, or the amendment letters. Pursuant to both amendment letters, we are no longer obligated to pay the nonuse fee or the mezzanine nonuse fee until such times as Wachovia and LaSalle have agreed in writing to make additional loans under the credit agreement or the mezzanine credit agreement, as applicable. Further, until Wachovia and LaSalle have agreed to make additional loans under the Credit Agreement or Mezzanine Credit Agreement, as applicable, we will not be obligated to comply with the financial covenants contained in the Credit Agreement or Mezzanine Credit Agreement, nor will we be obligated to comply with related reporting obligations. Finally, Wachovia and LaSalle, as applicable, have agreed that we will not be obligated to pay any reinstatement fees under the Credit Agreement or Mezzanine Credit Agreement in order for Wachovia or LaSalle to lend us funds in the future.

8.	Commitments and Contingencies

Litigation

We are not presently subject to any material litigation nor, to our knowledge, is any material litigation threatened against us, which if determined unfavorably to us, would have a material adverse effect on our consolidated financial position, results of operations or cash flows.

Environmental Matters

We follow a policy of monitoring our properties for the presence of hazardous or toxic substances. While there can be no assurance that a material environmental liability does not exist at our properties, we are not currently aware of any environmental liability with respect to our properties that would have a material effect on our consolidated financial condition, results of operations or cash flows. Further, we are not aware of any environmental liability or any unasserted claim or assessment with respect to an environmental liability that we believe would require additional disclosure or the recording of a loss contingency.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Organizational, Offering and Related Expenses

Our organizational, offering and related expenses are being paid by our Advisor, our Dealer Manager and their affiliates on our behalf. These organizational, offering and related expenses include all expenses (other than selling commissions and the marketing support fee which generally represent 7.0% and 2.5% of our gross offering proceeds, respectively) to be paid by us in connection with our Offering. These expenses will only become our liability to the extent selling commissions, the marketing support fee and due diligence expense reimbursements and other organizational and offering expenses do not exceed 11.5% of the gross proceeds of our Offering. As of June 30, 2007 and December 31, 2006, our Advisor or Triple Net Properties have incurred $1,863,000 and $1,679,000, respectively, in excess of 11.5% of the gross proceeds of our Offering, and therefore these expenses are not recorded in our accompanying condensed consolidated financial statements as of June 30, 2007 and December 31, 2006. To the extent we raise additional proceeds from our Offering, these amounts may become our liability. See Note 9, Related Party Transactions — Offering Stage for a further discussion of these amounts during our offering stage.

Other

Our other commitments and contingencies include the usual obligations of real estate owners and operators in the normal course of business. In our opinion, these matters are not expected to have a material adverse effect on our consolidated financial position, results of operations or cash flows.

9.	Related Party Transactions

Fees and Expenses Paid to Affiliates

Some of our executive officers and non-independent directors are also executive officers and/or holders of a direct or indirect interest in our Advisor, Triple Net Properties, our Dealer Manager, or other affiliated entities. Upon the effectiveness of our Offering, we entered into the Advisory Agreement with our Advisor and a dealer manager agreement, or the Dealer Manager Agreement, with our Dealer Manager. These agreements entitle our Advisor, our Dealer Manager and their affiliates to specified compensation for certain services with regards to our Offering and the investment of funds in real estate assets, among other services, as well as reimbursement of organizational and offering expenses incurred.

Offering Stage

Selling Commissions

Our Dealer Manager receives selling commissions up to 7.0% of the gross offering proceeds from the sale of shares of our common stock in our Offering. Our Dealer Manager may re-allow all or a portion of these fees up to 7.0% to participating broker-dealers. For the three months ended June 30, 2007 and 2006, we incurred $1,546,000 and $0, respectively, and for the six months ended June 30, 2007 and for the period from January 10, 2006 (Date of Inception) through June 30, 2006, we incurred $2,509,000 and $0, respectively, in selling commissions to our Dealer Manager. Such commissions are charged to stockholders’ equity as such amounts are reimbursed to our Dealer Manager from the gross proceeds of our Offering.

Marketing Support Fee and Due Diligence Expense Reimbursements

Our Dealer Manager may receive non-accountable marketing support fees and due diligence expense reimbursements up to 2.5% of the gross offering proceeds from the sale of shares of our common stock in our Offering. Our Dealer Manager may re-allow up to 1.5% of the gross offering proceeds to participating broker-dealers. In addition, we may reimburse our Dealer Manager or its affiliates an additional accountable 0.5% of gross offering proceeds from the sale of shares of our common stock in our Offering as reimbursements for bona fide due diligence expenses. Our Dealer Manager or its affiliates may re-allow up to 0.5% of the gross

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

offering proceeds to participating broker-dealers. For the three months ended June 30, 2007 and 2006, we incurred $554,000 and $0, respectively, and for the six months ended June 30, 2007 and for the period from January 10, 2006 (Date of Inception) through June 30, 2006, we incurred $931,000 and $0, respectively, in marketing support fees and due diligence expense reimbursements to our Dealer Manager or its affiliates. Such fees and reimbursements are charged to stockholders’ equity as such amounts are reimbursed to our Dealer Manager or its affiliates from the gross proceeds of our Offering.

Other Organizational and Offering Expenses

Our organizational and offering expenses are paid by our Advisor or Triple Net Properties on our behalf. Our Advisor or Triple Net Properties may be reimbursed for actual expenses incurred for up to 1.5% of the gross offering proceeds for the shares sold under our Offering. For the three months ended June 30, 2007 and 2006, we incurred $334,000 and $0, respectively, and for the six months ended June 30, 2007 and for the period from January 10, 2006 (Date of Inception) through June 30, 2006, we incurred $540,000 and $0, respectively, in other organizational and offering expenses to our Advisor or Triple Net Properties. Other organizational expenses are expensed as incurred, and offering expenses are charged to stockholders’ equity as such amounts are reimbursed to our Advisor or Triple Net Properties from the gross proceeds of our Offering.

Acquisition and Development Stage

Acquisition Fees

Our Advisor or its affiliates receive, as compensation for services rendered in connection with the investigation, selection and acquisition of properties, an acquisition fee of up to 3.0% of the contract purchase price for each property acquired or up to 4.0% of the total development cost of any development property acquired, as applicable. For the three months ended June 30, 2007 and 2006, we incurred $948,000 and $0, respectively, and for the six months ended June 30, 2007 and for the period from January 10, 2006 (Date of Inception) through June 30, 2006, we incurred $948,000 and $0, respectively, in acquisition fees to our Advisor or its affiliates. Acquisition fees are capitalized as part of any purchase price allocations.

Reimbursement of Acquisition Expenses

Our Advisor or its affiliates will be reimbursed for acquisition expenses related to selecting, evaluating, acquiring and investing in properties, which will not exceed 0.5% of the purchase price of the properties. The reimbursement of acquisition expenses, acquisition fees, and real estate commissions paid to unaffiliated parties, will not exceed, in the aggregate, 6.0% of the purchase price or total development costs, unless fees in excess of such limits are approved by a majority of our disinterested independent directors. For the three months ended June 30, 2007 and 2006, for the six months ended June 30, 2007 and for the period from January 10, 2006 (Date of Inception) through June 30, 2006, we did not incur such expenses to our advisor or its affiliates.

Operational Stage

Asset Management Fee

Our Advisor or its affiliates are paid a monthly fee for services rendered in connection with the management of our assets in an amount equal to one-twelfth of 1.0% of the average invested assets calculated as of the close of business on the last day of each month, subject to our stockholders receiving annualized distributions in an amount equal to at least 5.0% per annum on average invested capital. The asset management fee is calculated and payable monthly in cash or shares of our common stock, at the option of our Advisor, not to exceed one-twelfth of 1.0% of our average invested assets as of the last day of the immediately preceding quarter. For the three months ended June 30, 2007 and 2006, we incurred $162,000

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and $0, respectively, and for the six months ended June 30, 2007 and for the period from January 10, 2006 (Date of Inception) through June 30, 2006, we incurred $324,000 and $0, respectively, in asset management fees to our Advisor or its affiliates, which is included in general and administrative in the accompanying condensed consolidated statements of operations.

Property Management Fees

Our Advisor or its affiliates are paid a property management fee equal to 4.0% of the monthly gross cash receipts from any property either manages. This fee is paid monthly. Our Advisor or its affiliates anticipate that they will subcontract property management services to third parties and will be responsible for paying all fees due to such third party contractors. For the three months ended June 30, 2007 and 2006, we incurred $77,000 and $0, respectively, and for the six months ended June 30, 2007 and for the period from January 10, 2006 (Date of Inception) through June 30, 2006, we incurred $147,000 and $0, respectively, to our Advisor or its affiliate, which is included in rental expense in the accompanying condensed consolidated statements of operations.

Operating Expenses

Our Advisor or its affiliates are reimbursed for expenses incurred in rendering its services, subject to certain limitations. Fees and costs reimbursed to our Advisor or its affiliates cannot exceed the greater of: (1) 2.0% of our average invested assets, as defined in the Advisory Agreement, or (2) 25.0% of our net income, as defined in the Advisory Agreement. For the three months ended June 30, 2007 and 2006, we incurred $20,000 and $0, respectively, and for the six months ended June 30, 2007 and for the period from January 10, 2006 (Date of Inception) through June 30, 2006, we incurred $38,000 and $0, respectively, payable to our Advisor and Triple Net Properties for such expenses, which is included in general and administrative in the accompanying condensed consolidated statements of operations.

Compensation for Additional Services

Our Advisor or its affiliates will be paid for services performed for us other than those required to be rendered by our Advisor or its affiliates, under the Advisory Agreement. The rate of compensation for these services must be approved by a majority of our board of directors, and cannot exceed an amount that would be paid to unaffiliated third parties for similar services. For the three months ended June 30, 2007 and 2006, for the six months ended June 30, 2007 and for the period from January 10, 2006 (Date of Inception) through June 30, 2006, we did not incur such expenses.

Liquidity Stage

Disposition Fees

Our Advisor or its affiliates will be paid for services relating to a sale of one or more properties, a disposition fee up to the lesser of 1.75% of the contract sales price or 50.0% of a customary competitive real estate commission given the circumstances surrounding the sale, which will not exceed market norms. The amount of disposition fees paid, including the real estate commissions paid to unaffiliated parties, will not exceed the lesser of the customary competitive disposition fee or an amount equal to 6.0% of the contract sales price. For the three months ended June 30, 2007 and 2006, for the six months ended June 30, 2007 and for the period from January 10, 2006 (Date of Inception) through June 30, 2006, we did not incur such fees.

Incentive Distribution Upon Sales

Upon liquidation, our Advisor will be paid an incentive distribution equal to 15.0% of net sales proceeds from any disposition of a property after subtracting (1) the amount of capital we invested in our Operating

NNN Apartment REIT, Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Partnership; (2) an amount equal to an 8.0% annual cumulative, non-compounded return on such invested capital; and (3) any shortfall with respect to the overall 8.0% annual cumulative, non-compounded return on the capital invested in our Operating Partnership. Actual amounts to be received depend on the sale prices of properties upon liquidation. For the three months ended June 30, 2007 and 2006, for the six months ended June 30, 2007 and for the period from January 10, 2006 (Date of Inception) through June 30, 2006, we did not incur such distributions.

Incentive Distribution Upon Listing

Upon the listing of shares of our common stock on a national securities exchange, our Advisor will be paid an incentive distribution equal to 15.0% of the amount, if any, by which the market value of our outstanding stock plus distributions paid by us prior to listing, exceeds the sum of the amount of capital we invested in our Operating Partnership plus an 8.0% annual cumulative, non-compounded return on such invested capital. Actual amounts to be received depend upon the market value of our outstanding stock at the time of listing among other factors. For the three months ended June 30, 2007 and 2006, for the six months ended June 30, 2007 and for the period from January 10, 2006 (Date of Inception) through June 30, 2006, we did not incur such distributions.

Fees Payable upon Termination of Advisory Agreement

Upon termination of the Advisory Agreement due to an internalization of our Advisor in connection with our conversion to a self-administered REIT, our Advisor will be paid a fee determined by negotiation between our Advisor and our independent directors. Upon our Advisor’s receipt of such compensation, our Advisor’s special limited partnership units will be redeemed and our Advisor will not be entitled to receive any further incentive distributions upon sale of our properties. For the three months ended June 30, 2007 and 2006, for the six months ended June 30, 2007 and for the period from January 10, 2006 (Date of Inception) through June 30, 2006, we did not incur such fees.

Accounts Payable Due to Affiliates

As of June 30, 2007, $37,000, $334,000 and $0 was payable to Triple Net Properties for operating expenses, offering costs and due diligence reimbursements, respectively. As of December 31, 2006, $325,000, $53,000 and $17,000 was payable to Triple Net Properties for operating expenses, offering costs and due diligence reimbursements, respectively.

As of June 30, 2007 and December 31, 2006, $116,000 and $94,000, respectively, was payable to NNN Capital Corp. for the payment of selling commissions and marketing support fees and due diligence expense reimbursement.

As of June 30, 2007 and December 31, 2006, $0 and $961,000, respectively, was payable to Realty and our Advisor for acquisition fees.

As of June 30, 2007 and December 31, 2006, $171,000 and $0, respectively, was payable to Realty for asset and property management fees.

Unsecured Note Payables to Affiliate

See Note 6, Mortgage Loan Payables and Unsecured Note Payables to Affiliate — Unsecured Note Payables to Affiliate.

NNN Apartment REIT, Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Director and Former President’s Financial Arrangement with Legal Counsel

The law firm of Hirschler Fleischer represented NNN Apartment REIT, Inc. in certain legal matters during 2007 and 2006. For the three months ended June 30, 2007 and 2006 we, or our affiliates on our behalf, incurred legal fees to Hirschler Fleischer of approximately $18,000 and $71,000, respectively, and for the six months ended June 30, 2007 and for the period from January 10, 2006 (Date of Inception) through June 30, 2006, we, or our affiliates on our behalf, incurred legal fees to Hirschler Fleischer of approximately $19,000 and $121,000, respectively. Louis J. Rogers, one of our directors, our President and the Chairman of our Advisor from inception through April 6, 2007, the President of Triple Net Properties from September 2004 through April 3, 2007 and a director of NNN Realty Advisors, also practiced law with Hirschler Fleischer from 1987 to March 2007. Mr. Rogers was a shareholder of Hirschler Fleischer from 1994 to December 31, 2004, and served as senior counsel in that firm from January 2005 to March 2007. We previously disclosed in the prospectus for our Offering that Mr. Rogers shared in Hirschler Fleischer’s revenues. On March 19, 2007, we learned that, in connection with his transition from shareholder to senior counsel, Mr. Rogers and Hirschler Fleischer entered into a transition agreement on December 29, 2004.

The transition agreement provided, among other things, that Mr. Rogers would receive a base salary from Hirschler Fleischer as follows: $450,000 in 2005, $400,000 in 2006, $300,000 in 2007, and $125,000 in 2008 and subsequent years. Mr. Rogers’ receipt of the base salary was subject to satisfaction of certain conditions, including that Triple Net Properties, LLC, the managing member of our Advisor, and its affiliated companies, including us (collectively, the “Triple Net Group”), remain a client of Hirschler Fleischer and that collections by that firm from the Triple Net Group equaled at least $1,500,000 per year. If the fees collected by Hirschler Fleischer from the Triple Net Group were less than $1,500,000, Mr. Rogers’ base salary would be proportionately reduced. Under the transition agreement, Mr. Rogers was also entitled to receive a bonus from Hirschler Fleischer on a quarterly basis, equal to a percentage, declining from 5.0% to 1.0% during the term of the agreement, of all collections by that firm from specified pre-2005 clients (including the Triple Net Group) in excess of $3,000,000, as well as a percentage of all collections by that firm from new clients originated by Mr. Rogers, ranging from 6.0% to 3.0% depending on the year originated. For the three months ended June 30, 2007 and 2006, the Triple Net Group, incurred legal fees to Hirschler Fleischer of approximately $895,000 and $667,000, respectively, including legal fees that NNN Apartment REIT, Inc., or our affiliates on our behalf, incurred to Hirschler Fleischer of approximately $18,000 and $71,000, respectively. For the six months ended June 30, 2007 and 2006, the Triple Net Group, incurred legal fees to Hirschler Fleischer of approximately $1,496,000 and $1,165,000, respectively, including legal fees that NNN Apartment REIT, Inc., or our affiliates on our behalf, incurred to Hirschler Fleischer of approximately $19,000 and $121,000, respectively. Under the transition agreement, Hirschler Fleischer paid Mr. Rogers $646,800 in base salary and bonus for 2006. Mr. Rogers’ senior counsel position with Hirschler Fleischer terminated on March 31, 2007, at which point Hirschler Fleischer had paid Mr. Rogers $75,000 for his 2007 services. Mr. Rogers will receive from Hirschler Fleischer an additional $450,000 in 2007 pursuant to a separation agreement in satisfaction of all amounts owed to him under the transition agreement.

10.	Minority Interest

As of June 30, 2007 and December 31, 2006, we owned a 99.99% general partnership interest in our Operating Partnership and our Advisor owned a 0.01% limited partnership interest. As such, 0.01% of the earnings at our Operating Partnership are allocated to minority interest.

11.	Stockholders’ Equity

Common Stock

On January 10, 2006, our Advisor purchased 22,223 shares of our common stock for total cash consideration of $200,000 and was admitted as our initial stockholder. On July 19, 2006, we granted

NNN Apartment REIT, Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4,000 shares of restricted common stock in the aggregate to our independent directors, 800 of which were forfeited in November 2006. On June 12, 2007, in connection with their re-election, we granted 3,000 shares of restricted stock in the aggregate to our independent directors. Through June 30, 2007, we issued 5,256,974 shares in connection with our Offering and 36,699 shares under the DRIP. As of June 30, 2007 and December 31, 2006, we had 5,322,096 and 1,686,068 shares, respectively, of common stock outstanding.

We are offering and selling to the public up to 100,000,000 shares of our $0.01 par value common stock for $10.00 per share and up to 5,000,000 shares of our $0.01 par value common stock to be issued pursuant to the DRIP at $9.50 per share. Our charter authorizes us to issue 300,000,000 shares of our common stock.

Preferred Stock

Our charter authorizes us to issue 50,000,000 shares of our $0.01 par value preferred stock. No shares of preferred stock were issued and outstanding as of June 30, 2007 and December 31, 2006.

Distribution Reinvestment Plan

We adopted the DRIP that allows stockholders to purchase additional shares of our common stock through reinvestment of distributions, subject to certain conditions. We registered and reserved 5,000,000 shares of our common stock for sale pursuant to the DRIP in our Offering. For the three and six months ended June 30, 2007, $243,000 and $329,000, respectively, in distributions were reinvested and 25,574 and 34,607 shares, respectively, shares were issued under the DRIP. As of June 30, 2007 and December 31, 2006, a total of $349,000 and $20,000, respectively, in distributions were reinvested and 36,699 and 2,092 shares, respectively, were issued under the DRIP.

Share Repurchase Plan

Our board of directors has approved a share repurchase plan. On April 21, 2006, we received SEC exemptive relief from rules restricting issuer purchases during distributions. The share repurchase plan allows for share repurchases by us when certain criteria are met. Share repurchases will be made at the sole discretion of our board of directors. Funds for the repurchase of shares will come exclusively from the proceeds we receive from the sale of shares under the DRIP. No share repurchases have been made through June 30, 2007.

2006 Incentive Award Plan

Under the terms of the 2006 Incentive Award Plan, the aggregate number of shares of our common stock subject to options, restricted common stock awards, stock purchase rights, stock appreciation rights or other awards will be no more than 2,000,000 shares.

On July 19, 2006 and June 12, 2007, we granted an aggregate of 4,000 and 3,000 shares, respectively, of restricted common stock, as defined in the 2006 Incentive Award Plan, to our independent directors under the 2006 Incentive Award Plan, of which 20.0% vested on the grant date and 20.0% will vest on each of the first four anniversaries of the date of the grant. The fair value of each share of restricted common stock was estimated at the date of grant at $10.00 per share, the per share price of shares in our Offering, and is amortized on a straight-line basis over the vesting period. Shares of restricted common stock may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered. Such restrictions expire upon vesting. For the three and six months ended June 30, 2007, we recognized compensation expense of $8,000 and $9,000, respectively, related to the shares of restricted common stock grants, which is included in general and administrative on our accompanying condensed consolidated statements of operations. Shares of restricted common stock have full voting rights and rights to dividends.

As of June 30, 2007 and December 31, 2006, there was $42,000 and $21,000, respectively, of total unrecognized compensation expense, net of estimated forfeitures, related to nonvested shares of restricted

NNN Apartment REIT, Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

common stock. As of June 30, 2007, this expense is expected to be realized over a remaining weighted-average period of 3 1/2 years.

As of June 30, 2007 and December 31, 2006, the fair value of the nonvested shares of restricted common stock was $48,000 and $24,000, respectively. A summary of the status of our shares of restricted common stock as of June 30, 2007 and December 31, 2006, and changes for the six months ended June 30, 2007, is presented below:

		Weighted
	Restricted	Average
	Common	Grant Date
	Stock	Fair Value

Balance — December 31, 2006	2,400	$10.00
Granted	3,000	$10.00
Vested	(600)	$10.00
Forfeited	—	—

Balance — June 30, 2007	4,800	$10.00

Vested or expected to vest — June 30, 2007	4,800	$10.00

12.	Special Limited Partner Interest

Upon termination of the Advisory Agreement in connection with any event other than the listing of our shares of common stock on a national securities exchange or a national market system or the internalization of our Advisor in connection with our conversion to a self-administered REIT, our Advisor’s special limited partnership interest may be redeemed by us (as the general partner of our Operating Partnership) for a redemption price equal to the amount of the incentive distribution that our Advisor would have received upon property sales if our Operating Partnership immediately sold all of its properties for their fair market value. Such incentive distribution is payable in cash or in shares of our common stock or in units of limited partnership interest in our Operating Partnership, if agreed to by us and our Advisor, except that our Advisor is not permitted to elect to receive shares of our common stock to the extent that doing so would cause us to fail to qualify as a REIT.

13.	Business Combinations

For the six months ended June 30, 2007, we completed the acquisition of two wholly-owned properties, adding a total of 408 apartment units to our property portfolio. We purchased the Northgate property on June 12, 2007 and the Braemar property on June 29, 2007. Results of operations for the properties are reflected in our consolidated statements of operations for the three and six months ended June 30, 2007 for the periods subsequent to the acquisition dates. The aggregate purchase price of the two consolidated properties was $31,600,000 plus closing costs of $1,070,000, of which $13,022,000 was initially financed with mortgage debt and an unsecured note payable to an affiliate.

In accordance with SFAS No. 141, we allocated the purchase price to the fair value of the assets acquired and the liabilities assumed, including the allocation of the intangibles associated with the in-place leases considering the following factors: lease origination costs and tenant relationships. Certain allocations as of June 30, 2007 are subject to change based on information received within one year of the purchase date related to one or more events at the time of purchase which confirm the value of an asset acquired or a liability assumed in an acquisition of a property.

During the fourth quarter of 2006, we also purchased the Walker Ranch property and the Hidden Lake property.

NNN Apartment REIT, Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Assuming all of the acquisitions discussed above had occurred January 10, 2006 (Date of Inception), pro forma revenue, net income (loss) and net income (loss) per diluted share for the six months ended June 30, 2007 would have been $5,746,000, $(2,493,000) and $(0.75). Pro forma revenue, net income (loss) and net income (loss) per diluted share for the period from January 10, 2006 (Date of Inception) through June 30, 2006 would have been $5,427,000, $(1,681,000) and $(0.46). Pro forma revenue, net income (loss) and net income (loss) per diluted share for the three months ended June 30, 2007 would have been $2,890,000, $(1,285,000) and $(0.29). Pro forma revenue, net income (loss) and net income (loss) per diluted share for the three months ended June 30, 2006 would have been $2,882,000, $(855,000) and $(0.23). The pro forma results are not necessarily indicative of the operating results that would have been obtained had the acquisitions occurred at the beginning of the periods presented, nor are they necessarily indicative of future operating results.

14.	Concentration of Credit Risk

Financial instruments that potentially subject us to a concentration of credit risk are primarily cash and cash equivalents. Cash is generally invested in investment-grade short-term instruments and the amount of credit exposure to any one commercial issuer is limited. We have cash in financial institutions that is insured by the Federal Deposit Insurance Corporation, or FDIC, up to $100,000 per institution. As of June 30, 2007 and December 31, 2006, we had cash accounts in excess of FDIC insured limits. We believe this risk is not significant.

We had interests in three properties located in Texas, which accounted for 99.8% of our total revenue for the three and six months ended June 30, 2007.

15.	Per Share Data

We report earnings (loss) per share pursuant to SFAS No. 128, Earnings Per Share. Basic earnings (loss) per share attributable for all periods presented are computed by dividing net income (loss) by the weighted-average number of shares of our common stock outstanding during the period. Diluted earnings (loss) per share are computed based on the weighted-average number of shares of our common stock and all potentially dilutive securities, if any. Shares of restricted common stock give rise to potentially dilutive shares of our common stock.

For the three months ended June 30, 2007 and 2006, we recorded a net loss of $1,058,000 and $0, respectively, and for the six months ended June 30, 2007 and for the period from January 10, 2006 (Date of Inception) through June 30, 2006, we recorded a net loss of $2,026,000 and $0, respectively. As of June 30, 2007 and 2006, 4,800 and 0 shares, respectively, of restricted common stock were outstanding, but were excluded from the computation of diluted earnings per share because such shares of restricted common stock were anti-dilutive during this period.

16.	Subsequent Events

Status of our Offering

As of July 31, 2007, we had received and accepted subscriptions in our Offering for 5,660,207 shares of our common stock, or $56,551,000, excluding shares issued under the DRIP.

Line of Credit and Mezzanine Line of Credit

On July 10, 2007, we entered into letter agreements amending the terms of the Credit Agreement and Mezzanine Credit Agreement, or the amendment letters. Pursuant to both amendment letters, we are no longer obligated to pay the nonuse fee or the mezzanine nonuse fee until such times as Wachovia and LaSalle have agreed in writing to make additional loans under the credit agreement or the mezzanine credit agreement, as

NNN Apartment REIT, Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

applicable. Further, until Wachovia and LaSalle have agreed to make additional loans under the Credit Agreement or Mezzanine Credit Agreement, as applicable, we will not be obligated to comply with the financial covenants contained in the Credit Agreement or Mezzanine Credit Agreement, nor will we be obligated to comply with related reporting obligations. Finally, Wachovia and LaSalle, as applicable, have agreed that we will not be obligated to pay any reinstatement fees under the Credit Agreement or Mezzanine Credit Agreement in order for Wachovia or LaSalle to lend us funds in the future.

Unsecured Note Payables to Affiliate

On July 31, 2007, we repaid the remaining outstanding principal and accrued interest on the $3,300,000, 6.85% unsecured note entered into on June 29, 2007.

On August 1, 2007, in connection with the acquisition of Baypoint Resort, we entered into an unsecured note with NNN Realty Advisors in the principal amount of $13,200,000. The unsecured note matures on February 1, 2008, bears interest at a fixed rate of 6.86% per annum and requires monthly interest-only payments beginning on September 1, 2007 for the term of the unsecured note. The unsecured note provides for a default interest rate in an event of default equal to 8.86% per annum. On August 2, 2007, we repaid $9,900,000 in principal on the unsecured note using proceeds from the Park at Northgate secured loan (see below).

Because this loan was a related party loan, the terms of the loan and the unsecured note, were approved by our board of directors, including a majority of our independent directors, and deemed fair, competitive and commercially reasonable by our board of directors.

Park at Northgate Permanent Financing

On August 1, 2007, we entered into a loan, secured by the Northgate property, with PNC ARCS, LLC, or PNC, in the principal amount of $10,295,000. The loan matures on August 1, 2017 and bears interest at a rate of 5.94% per annum. The net cash proceeds from the loan (net of closing costs and $533,000 of lender required reserves) of $9,831,000 were used towards a payment on our $13,200,000, 6.86% unsecured note with NNN Realty Advisors (see above).

Property Acquisition

Baypoint Resort — Corpus Christi, Texas

On August 2, 2007, we acquired the Baypoint property for a purchase price of $33,250,000, plus closing costs, from an unaffiliated third party. We financed the purchase price of the property through a loan secured by the property in the principal amount of $21,612,000 with PNC, and a $13,200,000 unsecured loan with NNN Realty Advisors (see above). The secured loan matures on August 1, 2017 and bears interest at a rate of 5.94% per annum. An acquisition fee of $998,000, or 3.0% of the purchase price, was paid to our Advisor and its affiliate.

EXHIBIT B

NNN APARTMENT REIT, INC.

SUBSCRIPTION AGREEMENT

To:	NNN Apartment REIT, Inc. 7103 South Revere Parkway Centennial, CO 80112

Ladies and Gentlemen:

The undersigned, by signing and delivering a copy of the attached Subscription Agreement Signature Page, hereby tenders this subscription and applies for the purchase of the number of shares of common stock (“Shares”) in NNN Apartment REIT, Inc., a Maryland corporation (the “Company”), set forth on such Subscription Agreement Signature Page. Payment for the Shares is hereby made by check payable to “NNN Apartment REIT, Inc.”

I hereby acknowledge receipt of the Prospectus for the offering of the Shares dated January 31, 2007, as supplemented to date (the “Prospectus”).

I agree that if this subscription is accepted, it will be held, together with the accompanying payment, and disbursed on the terms described in the Prospectus. I agree that subscriptions may be rejected in whole or in part by the Company in its sole and absolute discretion. In addition, I understand and agree that subscriptions are irrevocable, and I will not have the right to cancel or rescind my subscription, except as required under applicable law.

Any person selling Shares on behalf of the Company may not complete a sale of Shares to me until at least five business days after the date that I receive a copy of the final Prospectus (does not apply to Minnesota residents). Moreover, any person selling Shares on behalf of the Company must send me a confirmation of my purchase.

Prospective investors are hereby advised of the following:

(a) The assignability and transferability of the Shares is restricted and will be governed by the Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws and all applicable laws as described in the Prospectus.

(b) Prospective investors should not invest in Shares unless they have an adequate means of providing for their current needs and personal contingencies and have no need for liquidity in this investment.

(c) There will be no public market for the Shares, and accordingly, it may not be possible to readily liquidate their investment in the Shares.

SPECIAL NOTICE FOR CALIFORNIA RESIDENTS ONLY

In connection with secondary trading of the Shares, the Commissioner of the State of California Department of Corporations will withhold the Section 25104(h) exemption which permits secondary trading of the Shares for 18 months from the date of qualification of the Shares.

STANDARD REGISTRATION REQUIREMENTS

The following requirements have been established for the various forms of registration. Accordingly, complete Subscription Agreements and such supporting material as may be necessary must be provided.

TYPE OF OWNERSHIP AND SIGNATURE(S) REQUIRED

(1) INDIVIDUAL:  One signature required.

(2) JOINT TENANTS WITH RIGHT OF SURVIVORSHIP:  All parties must initial, sign and provide social security numbers.

(3) TENANTS IN COMMON:  All parties must sign.

(4) COMMUNITY PROPERTY:  Only one investor signature required.

(5) QUALIFIED PENSION OR PROFIT SHARING PLANS:  The trustee signs the Signature Page. You must provide a copy of the plan documents.

(6) TRUST:  The trustee signs the Signature Page. Provide the name of the trust, the name of the trustee and the name of the beneficiary. You must provide a copy of the trust agreement.

(7) PARTNERSHIP:  Identify whether the entity is a general or limited partnership. The general partners must be identified and their signatures obtained on the Signature Page. In the case of an investment by a general partnership, all partners must sign (unless a “managing partner”) has been designated for the partnership, in which case he may sign on behalf of the partnership if a certified copy of the document granting him authority to invest on behalf of the partnership is submitted.

(8) COMPANY OR CORPORATION:  The Subscription Agreement must be accompanied by (1) a certified copy of the resolution of the Board of Directors designating the officer(s) of the company or corporation authorized to sign on behalf of the company or corporation and (2) a certified copy of the Board’s resolution authorizing the investment.

(9) IRA AND IRA ROLLOVERS:  Requires signature of investor and authorized signer (e.g., an officer) of the bank, trust company or other fiduciary. The address of the trustee must be provided in order for the trustee to receive checks and other pertinent information regarding the investment. Please note that NNN Apartment REIT and its affiliates do not act as custodian for IRA accounts.

(10) KEOGH:  Same rules as those applicable to IRAs.

(11) UNIFORM GIFT TO MINORS ACT (UGMA) or UNIFORM TRANSFERS TO MINORS ACT (UTMA):  The required signature is that of the custodian, not of the parent (unless the parent has been designated as the custodian). Only one child is permitted in each investment under UGMA or UTMA. In addition, designate the state under which the gift is being made and provide the social security number of the child.

INSTRUCTIONS TO SUBSCRIPTION AGREEMENT SIGNATURE PAGE
TO NNN APARTMENT REIT, INC. SUBSCRIPTION AGREEMENT

Investment Instructions

Please follow these instructions carefully. Failure to do so may result in the rejection of your subscription. All information on the Subscription Agreement Signature Page should be completed as follows:

1.  INVESTMENT

A minimum investment of $1,000 (100 Shares) is required, except for Minnesota which requires a $2,500 (250 Shares) minimum investment and North Carolina which requires a $5,000 (500 Shares) minimum investment. A check for the full purchase price of the Shares subscribed for should be made payable to the order of “NNN Apartment REIT, Inc.” Shares may be purchased only by persons meeting the standards set forth under the Section of the Prospectus entitled “Investor Suitability Standards.” (Certain states have imposed special financial suitability standards as set forth in the Prospectus. Please indicate the state in which the sale was made.

All additional investments must be increments of at least $100 (10 Shares). If additional investments in the Company are made, the investor agrees to notify the Company and the Broker-Dealer named on the Subscription Agreement Signature Page in writing if at any time he fails to meet the applicable suitability standards or he is unable to make any other representations or warranties set forth in the Prospectus or the Subscription Agreement. The investor acknowledges that the Broker-Dealer named in the Subscription Agreement Signature Page may receive a commission not to exceed 7.00% of any such additional investments in the Company.

2.  TYPE OF OWNERSHIP

Please check the appropriate box to indicate the type of entity or type of individuals subscribing. If you check the Individual Ownership box and you wish to designate a Transfer on Death beneficiary, you must fill out the Transfer on Death Form in order to effect the designation.

3.  REGISTRATION NAME AND ADDRESS

Please enter the exact name in which the Shares are to be held. For joint tenants with right of survivorship or tenants in common, include the names of all investors. In the case of partnerships or corporations include the name of an individual to whom correspondence will be addressed. Trusts should include the name of the trustee. All investors must complete the space provided for taxpayer identification number or social security number. By signing in Section 5, the investor is certifying that this number is correct. Enter the mailing address and telephone numbers of the registered owner of this investment. In the case of a Qualified Plan or trust, this will be the address of the trustee. Indicate the birth date and occupation of the registered owner unless the registered owner is a partnership, corporation or trust.

4.  INVESTOR NAME AND ADDRESS

Complete this Section only if the investor’s name and address is different from the registration name and address provided in Section 3. If the Shares are registered in the name of a trust, enter the name, address, telephone number, social security number, birth date and occupation of the beneficial owner of the trust.

5.  INVESTOR SIGNATURE

Please separately initial each representation made by the investor where indicated. Each investor must sign and date this Section. If title is to be held jointly, all parties must sign. If the registered owner is a partnership, corporation or trust, a general partner, officer or trustee of the entity must sign. PLEASE NOTE THAT THESE SIGNATURES DO NOT HAVE TO BE NOTARIZED.

6.  DISTRIBUTIONS

a.  DISTRIBUTION REINVESTMENT PLAN: By electing to participate in the Distribution Reinvestment Plan, the investor elects to reinvest distributions in the Company. The investor agrees to notify the Company and the Broker-Dealer named on the Subscription Agreement Signature Page in writing if at any time he fails to meet the applicable suitability standards or he is unable to make any other representations and warranties as set forth in the Prospectus or Subscription Agreement.

b.  DISTRIBUTION ADDRESS: If cash distributions are to be sent to an address other than that provided in Section 3 (i.e., a bank, brokerage firm or savings and loan, etc.), please provide the name, account number and address in Section 7.

7.  BROKER-DEALER

This Section is to be completed and executed by the Registered Representative. Please complete all BROKER-DEALER information contained in Section 8 including suitability certification.

The Subscription Agreement Signature Page, which has been delivered with this Prospectus, together with a check for the full purchase price, should be delivered or mailed to your Broker-Dealer. Only original, completed copies of Subscription Agreements can be accepted. Photocopied or otherwise duplicated Subscription Agreements cannot be accepted by the Company.

NNN APARTMENT REIT, INC.

SUBSCRIPTION AGREEMENT SIGNATURE PAGE
FOR PROSPECTUS DATED JANUARY 31, 2007

IF YOU NEED FURTHER ASSISTANCE IN COMPLETING THIS
SUBSCRIPTION AGREEMENT SIGNATURE PAGE,
PLEASE CALL INVESTOR SERVICES 1-877-888-7348, ext. 411
1.  INVESTMENT
Make Investment Check Payable to:
“NNN Apartment REIT, Inc.”

# of Shares	Total $ Invested
(# Shares x $10.00) = $ Invested)		Minimum initial purchase = 100 Shares or $1,000 (250 Shares or $2,500 in Minnesota; 500 Shares or $5,000 in North Carolina)
☐ INITIAL INVESTMENT ☐ ADDITIONAL INVESTMENT		Minimum additional purchase: 10 shares or $100

2.  TYPE OF OWNERSHIP

☐	Individual (01)	☐	Company or Corporation (08)
☐	Joint Tenants With Right of Survivorship (02)	☐	IRA (09)
☐	Tenants in Common (03)	☐	Keogh (10)
☐	Community Property (04)	☐	Custodian: Under the Uniform Gift to Minors Act or
☐	Qualified Pension or Profit Sharing Plan (05)		the Uniform Transfers to Minors Act of the State
☐	Trust (06)		of (11)
☐	Partnership (07)	☐	Other

3.  REGISTRATION NAME AND ADDRESS

3(a)	Please print name(s) in which Shares are to be registered. Include trust, entity or IRA custodian name and account number, if applicable.

☐ Mr.  ☐ Mrs.  ☐ Ms.  ☐ MD  ☐ Ph.D.  ☐ DDS  ☐ Other

    Name(s)

Taxpayer Identification Number -

Social Security Number - -

  Street Address

  City                                                                    State
  Zip Code

  Home Telephone No. (        )                                                             Business Telephone No. (        )

  Birth Date                                                                                  Occupation

  Email Address

3(b)	IRA Custodian:

  Custodian Tax-ID:

  Custodian Address:

  City:                                             State:
  Zip Code:                Account #:

Transfer on Death Form: Fill out attached TOD form to effect designation.

BY SIGNING THIS AGREEMENT, YOU ARE NOT WAIVING ANY RIGHTS
UNDER FEDERAL OR STATE SECURITIES LAWS.

Signature of Custodian	Date

MUST BE SIGNED AND SIGNATURE GUARANTEED BY
CUSTODIAN(S) IF IRA, KEOGH OR QUALIFIED PLAN
(NNN Apartment REIT and its affiliates do not act as IRA custodians)

4.  INVESTOR NAME AND ADDRESS

(Complete only if different from registration name and address).

☐ Mr.  ☐ Mrs.  ☐ Ms.  ☐ MD  ☐ Ph.D.  ☐ DDS   ☐ Other

    Name(s):                                                                         Taxpayer ID Number     -

                                                                                    Social Security Number       -    -

    Street Address

    City                                                                    State                                                                   Zip Code

    Home Telephone No. (              )                                                     Business Telephone No. (              )

    Birth Date                                                                               Email Address

5.  INVESTOR SIGNATURE

Please separately initial each of the representations below. In order to induce the Company to accept this subscription, I hereby represent and warrant to you as follows:

(a)	I have received the Prospectus not less than five (5) business days prior to signing this Subscription Agreement (does not apply to Minnesota residents).	Initials	Initials

(b)	I have (i) a net worth (exclusive of home, home furnishings and automobiles) of $150,000 or more, or (ii) a net worth (as described above) of at least $45,000 and had during the last tax year or estimate that I will have during the current tax year a minimum of $45,000 annual gross income, or that I meet the higher suitability requirements imposed by my state of primary residence as set forth in the Prospectus.	Initials	Initials

(c)	I am purchasing the Shares for my own account.	Initials	Initials

(d)	I acknowledge that the Shares are not liquid.	Initials	Initials

(e)	If I am a California resident or if the Person to whom I subsequently propose to assign or transfer any Shares is a California resident, I may not consummate a sale or transfer of my Shares, or any interest therein, or receive any consideration therefor, without the prior written consent of the Commissioner of the Department of Corporations of the State of California, except as permitted in the Commissioner’s Rules, and I understand that my Shares, or any document evidencing my Shares, will bear a legend reflecting the substance of the foregoing understanding.	Initials	Initials

I declare that the information supplied above is true and correct and may be relied upon the Company in connection with my investment in the Company. Under penalties of perjury, by signing this Signature Page, I hereby certify that (a) I have provided herein my correct Taxpayer Identification Number, and (b) I am not subject to back-up withholding as a result of a failure to report all interest or dividends, or the Internal Revenue Service has notified me that I am no longer subject to back-up withholding.

BY SIGNING THIS AGREEMENT, YOU ARE NOT WAIVING ANY RIGHTS
UNDER THE FEDERAL OR STATE SECURITIES LAWS.

*Signature of Investor	*Signature of Joint Owner, if applicable

*Confirm TIN/SSN	*Confirm TIN/SSN

*Date	*Date

6.  DISTRIBUTION REINVESTMENT PLAN

ENROLLMENT FORM

To Join the Distribution Reinvestment Plan (the “DRIP”):

Complete this form. Be sure to include your signature in order to indicate your participation in the DRIP.

I hereby appoint NNN Apartment REIT, Inc. (the “Company”) (or any designee or successor), acting as DRIP Administrator, as my agent to receive cash distributions that may hereafter become payable to me on shares of Common Stock of the Company registered in my name as set forth below, and authorize the Company to apply such distributions to the purchase of full shares and fractional interests in shares of the Common Stock.

I understand that the purchases will be made under the terms and conditions of the DRIP as described in the Prospectus and that I may revoke this authorization at any time by notifying the DRIP Administrator, in writing, of my desire to terminate my participation.

Sign below if you would like to participate in the Distribution Reinvestment Plan. You must participate with respect to 100% of your shares.

Signature	Date

Signature of Joint Owner	Date

7.  DISTRIBUTIONS

7(a) For direct deposit to checking account, please complete Direct Deposit Authorization form on page B-9.

7(b) Complete the following section only to direct distributions to an address other than registration address:

    Name (as it appears on depository account)

    Account Number (if applicable)

    Street Address or P.O. Box

    City                                             State                                               Zip Code

Special Distributions:	☐	Send to registered owner address of record
	☐	Send to distribution address
(Special distributions for IRA account investments will be sent directly to custodian.)

8.  BROKER-DEALER

(TO BE COMPLETED BY REGISTERED REPRESENTATIVE)

  Investor Name(s)

The registered representative must sign below to complete the subscription. The registered representative warrants that he has reasonable grounds to believe this investment is suitable for the subscriber as set forth in the Prospectus and that he has informed the subscriber of all aspects of liquidity and marketability of this investment as required by the Dealer Manager Agreement and/or the Participating Broker-Dealer Agreement.

  Broker-Dealer Name                                                                Telephone No.

  Broker-Dealer Street Address or P.O. Box

  City                                                                   State                                                                   Zip Code

  Registered Representative Name                                                                               Representative #

  Telephone No.                                            Fax No.                                            E-Mail Address

  Reg. Rep. Street Address or P.O. Box

  City                                                                   State                                                                   Zip Code

I hereby certify that I hold a Series 7 or Series 62 NASD license and am registered in , the State of Sale.

Signature of Registered Representative

(Required):                                               Date:

Signature of Broker-Dealer

  (If Required by Broker-Dealer):                                  Date:

Please send completed subscription agreement (with all signatures) with checks made payable to “NNN Apartment REIT, Inc.” to:

NNN Apartment REIT, Inc. 7103 South Revere Parkway Centennial, CO 80112

Direct Deposit Authorization

Investor's Name (Mr./Mrs./Ms./Joint): ______________________________

Investor's SSN or Tax I.D. Number (Required): ______________________________

Investment Program(s): ______________________________

____

Check One: ☐ **New Authorization** ☐ **Change of Information**

Bank Name: ______________________________

Account Name (if different from investor's name): ______________________________

Account Number: ______________________________ **(Required)**

Check One: ☐ **Checking Account** ☐ **Savings Account**

Routing/ABA Number: ☐☐☐☐☐☐☐☐☐ **(Required, See Example Below)**

Bank Mailing Address: ______________________________

____

City: ____________ State: ________ Zip: ________

Bank Telephone number: (______) ______ - ______

PLEASE NOTE: NNN Apartment REIT, Inc. must be in receipt of this form 30 days prior to declaration of the distribution. This authorization will supercede any previous distribution instructions.

Please send Return of Capital to: ☐ **Account Indicated Above** ☐ **Investor Address of Record**

NNN Apartment REIT, Inc. is authorized to deposit my (our) distribution directly into the account specified on this form. The authority will remain in force until I (we) have given written notice that I (we) have terminated it, or until NNN Apartment REIT, Inc. has notified me (us) that this deposit service has been terminated. In the event that NNN Apartment REIT, Inc. deposits funds erroneously into my (our) account, they are authorized to debit my (our) account for an amount not to exceed the amount of the erroneous deposit.

Please sign exactly as your account is registered.

Signature: ______________________________ Date: ____________

Joint Signature: ______________________________ Date: ____________

E-mail Address: ______________________________

RETURN WITH A VOIDED CHECK *(Required)*

Investor Name
Investor Address
City, State Zip
1002
PAY TO THE ORDER OF:
EXAMPLE
Location of ABA & Account Numbers
$
DOLLARS
Investor's Bank
Bank Address
City, State, Zip.
:123456789 :1002 000123456789
< Routing/ABA #>
< Account Number >

Questions regarding this form or your account should be directed to Investor Services at 877-888-7348, ext. 411.

Transfer On Death Form (T.O.D.)

PLEASE MAIL THIS FORM TO:
NNN Apartment REIT, Inc.
7103 South Revere Parkway
Centennial, CO 80112
Fax: 303-705-6171

A.  INVESTOR INFORMATION

1.	Name of registered owner(s), exactly as name(s) appear(s) on stock certificate or subscription agreement: 2. Social Security number(s) of registered owner(s):

3.	Daytime phone number: ( )

4. State of Residence:

B.  TRANSFER ON DEATH DESIGNATION
I authorize NNN Apartment REIT, Inc. to register all of my shares of its common stock in beneficiary form, assigning ownership on my death to my beneficiary(ies). I understand that if more than one beneficiary is listed, percentages for each must be designated. If percentages are not designated, the shares will be divided equally. Percentages must equal 100%.

1.	Name of Primary Beneficiary:

2. Social Security Number OR Tax Identification Number:

3. Percentage:  %

1. Name of Primary Beneficiary:

2. Social Security Number OR Tax Identification Number:

3. Percentage:  %

C. SIGNATURE

By signing below, I (we) authorize NNN Apartment REIT, Inc. to register all of my (our) shares of its common stock in T.O.D. form. The designation(s) will be effective on the date of receipt. Accordingly, I (we) hereby revoke any beneficiary designation(s) made previously with respect to my (our) NNN Apartment REIT shares. I (we) have reviewed the information set forth below. I (we) agree on behalf of myself (ourselves) and my (our) heirs, assigns, executors, administrators and beneficiaries to indemnify and hold harmless NNN Apartment REIT, Inc. and any and all of its affiliates, agents, successors and assigns, and their respective directors, managers, officers and employees, from and against any and all claims, liability, damages, actions and expenses arising directly or indirectly out of or resulting from the transfer of my (our) shares in accordance with this T.O.D. designation. I (we) further understand that NNN Apartment REIT, Inc. cannot provide any legal advice and I (we) agree to consult with my (our) attorney, if necessary, to make certain that the T.O.D. designation is consistent with my (our) estate and tax planning.

Sign exactly as the name(s) appear(s) on the stock certificate or subscription agreement. All registered owners must sign. This authorization form is subject to the acceptance of NNN Apartment REIT, Inc.

X		X

Signature	Date	Signature	Date

TRANSFER ON DEATH INFORMATION
• A Transfer on Death (T.O.D.) designation transfers ownership of shares to the registered owner’s beneficiary(ies) upon death; provided that NNN Apartment REIT, Inc. receives proof of death and other documentation it deems necessary or appropriate.
• Until the death of the account owner(s), the T.O.D. beneficiary(is) has (have) no present interest in, or authority over, the T.O.D. account.
• A T.O.D. designation will be accepted only where shares are owned by a natural person and registered in that individual’s name or by (2) two or more natural persons as joint tenants with rights of survivorship.
• Accounts registered to trusts, corporations, charities, and other such entities may not declare a T.O.D. designation because they are considered perpetual. These entities, however, may be listed as a beneficiary on a T.O.D. for accounts registered to a natural person.
• A T.O.D. designation made by joint tenants with rights of survivorship does not take effect until the last of all multiple owners die. The surviving owners may revoke or change the T.O.D. designation at any time.
• If the beneficiary(ies) does (do) not survive the registered owner(s), the shares will be treated as belonging to the decedent’s estate.
• A minor may not be named as a beneficiary.
• A T.O.D. designation and all rights related thereto shall be governed by the laws of the State of Maryland.
• A T.O.D. designation may be voided at any time by NNN Apartment REIT, Inc., in its sole discretion, if there is any doubt as to the validity or effectiveness of a T.O.D. designation.
• A T.O.D. designation will not be accepted from residents of Louisiana or Texas.